UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Sec. 240.14a-12

Brocade Communications Systems, Inc.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 240.0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Brocade Communications Systems, Inc. 130 Holger Way, San Jose, CA 95134 www.brocade.com

To the Stockholders of Brocade Communications Systems, Inc.:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Brocade Communications Systems, Inc. (“Brocade” or the “Company”) to be held on April 7, 2015, at 2:00 p.m. Pacific Time, at our corporate offices located at 130 Holger Way, San Jose, California 95134. At the Annual Meeting, we will ask you to consider the following proposals:

•	To elect nine directors;

•	A nonbinding advisory resolution to approve executive compensation;

•	To approve the amendment and restatement of Brocade’s 2009 Stock Plan;

•	To approve the amendment and restatement of Brocade’s 2009 Director Plan;

•	To ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 31, 2015;

•	A stockholder proposal to adopt an incentive compensation recoupment policy; and

•	To transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Stockholders of record as of February 18, 2015 may vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible.

Sincerely,

Dave House	Lloyd A. Carney
Chairman of the Board	Chief Executive Officer

Brocade Communications Systems, Inc. 130 Holger Way, San Jose, CA 95134 www.brocade.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 7, 2015

On April 7, 2015, Brocade Communications Systems, Inc. will hold its 2015 Annual Meeting of Stockholders at 2:00 p.m. Pacific Time. The meeting will be held at Brocade’s corporate offices located at 130 Holger Way, San Jose, California 95134 for the following purposes:

•	To elect Judy Bruner, Lloyd A. Carney, Renato A. DiPentima, Alan L. Earhart, John W. Gerdelman, Dave House, L. William Krause, David E. Roberson and Sanjay Vaswani as directors;

•	To vote on a nonbinding advisory resolution to approve executive compensation;

•	To approve the amendment and restatement of Brocade’s 2009 Stock Plan;

•	To approve the amendment and restatement of Brocade’s 2009 Director Plan;

•	To ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 31, 2015;

•	To vote on a stockholder proposal to adopt an incentive compensation recoupment policy; and

•	To transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

More information about these business items is described in the proxy statement accompanying this notice. Any of the above matters may be considered at the Annual Meeting at the date and time specified above or at any adjournment or postponement of such meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented. To ensure that your vote is counted at the meeting, please vote as soon as possible.

For Brocade’s Board of Directors,

Ellen A. O’Donnell
Senior Vice President, General Counsel

San Jose, California

February 24, 2015

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD OR VOTING INSTRUCTION CARD AS INSTRUCTED OR VOTE BY TELEPHONE OR USING THE INTERNET AS INSTRUCTED ON THE PROXY CARD, VOTING INSTRUCTION CARD OR THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

BROCADE COMMUNICATIONS SYSTEMS, INC.

PROXY STATEMENT FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

Brocade’s Board of Directors (the “Board” or “Board of Directors”) is providing these proxy materials to you for use in connection with the 2015 Annual Meeting of Stockholders to be held on April 7, 2015 at 2:00 p.m. Pacific Time, and at any postponement or adjournment of the meeting. The Annual Meeting will be held at our offices located at 130 Holger Way, San Jose, California 95134. Stockholders of record as of February 18, 2015 (the “Record Date”) are invited to attend the Annual Meeting and are asked to vote on the proposals described in this proxy statement.

The Notice of Internet Availability (the “Notice”) was first mailed on or about February 25, 2015 to stockholders of record as of the Record Date, and these proxy solicitation materials combined with the Annual Report on Form 10-K for the fiscal year ended November 1, 2014, including financial statements, were first made available to you on the Internet, on or about February 25, 2015. Our principal executive offices are located at 130 Holger Way, San Jose, California 95134, and our telephone number is (408) 333-8000. We maintain a website at www.brocade.com. The information on our website is not a part of this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND OUR ANNUAL MEETING

Q:	What is the purpose of the Annual Meeting?

A:	To vote on the following proposals:

•	the election of Judy Bruner, Lloyd A. Carney, Renato A. DiPentima, Alan L. Earhart, John W. Gerdelman, Dave House, L. William Krause, David E. Roberson and Sanjay Vaswani as directors;

•	a nonbinding advisory resolution to approve executive compensation;

•	to approve the amendment and restatement of Brocade’s 2009 Stock Plan;

•	to approve the amendment and restatement of Brocade’s 2009 Director Plan;

•	to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 31, 2015; and

•	a stockholder proposal to adopt an incentive compensation recoupment policy.

We may also transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Q:	How does the Board of Directors recommend I vote on these proposals?

A:	The Board recommends a vote:

•	FOR the election of Judy Bruner, Lloyd A. Carney, Renato A. DiPentima, Alan L. Earhart, John W. Gerdelman, Dave House, L. William Krause, David E. Roberson and Sanjay Vaswani as directors;

•	FOR the nonbinding advisory resolution to approve executive compensation;

•	FOR the amendment and restatement of Brocade’s 2009 Stock Plan;

•	FOR the amendment and restatement of Brocade’s 2009 Director Plan;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 31, 2015; and

•	AGAINST the stockholder proposal to adopt an incentive compensation recoupment policy.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. Accordingly, the Notice has been sent to our stockholders of record and beneficial owners as of the Record Date. Instructions on how to access the proxy materials over the Internet or to request a printed copy by mail may be found on the Notice. In addition, the Notice provides information on how stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:	Who is making this solicitation?

A:	This proxy is being solicited on behalf of Brocade’s Board of Directors.

Q:	Who is entitled to vote at the meeting?

A:	Stockholders Entitled to Vote. Stockholders who our records show owned shares of Brocade common stock (“Common Stock”) as of the close of business on the Record Date may vote at the Annual Meeting. On the Record Date, we had a total of 422,663,389 shares of Brocade Common Stock issued and outstanding, which were held of record by approximately 724 stockholders. No shares of preferred stock were outstanding. Each share of Common Stock is entitled to one vote. The stock transfer books will not be closed between the Record Date and the date of the Annual Meeting.

Registered Stockholders.    If your shares are registered directly in your name with Brocade’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by Brocade. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

Q:	Can I attend the meeting in person?

A:	You are invited to attend the Annual Meeting if you are a registered stockholder or a street name stockholder as of the Record Date. In order to enter the Annual Meeting, you must present a form of photo identification acceptable to us, such as a valid driver’s license or passport. Please note that since street name stockholders are not the stockholders of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker or bank’s procedures for obtaining a legal proxy and then present that legal proxy for verification at the Annual Meeting.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice provides you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting on the Internet; and

•	request us to send our future proxy materials to you by mail or by email.

By accessing the proxy materials on the Internet or choosing to receive your future proxy materials by email, you will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. If you choose to receive future proxy materials by mail, you will receive a paper copy of those materials, including a form of proxy. Your election to receive proxy materials by mail or email will remain in effect until you notify us that you are terminating your request.

Q:	How can I vote my shares?

A:	Registered Stockholders: Registered stockholders may vote in person at the Annual Meeting or by one of the following methods:

•	By Mail. If you requested printed copies of the proxy materials to be mailed to you, you can complete, sign and date the proxy card and return it in the prepaid envelope provided;

•	By Telephone. Call the toll-free telephone number on the Notice and follow the recorded instructions; or

•	By Internet. Access Brocade’s secure website registration page through the Internet, as identified on the Notice, and follow the instructions.

Please note that the Internet and telephone voting facilities for registered stockholders will close at 11:59 PM Eastern Time on April 6, 2015.

Street Name Stockholders:    If your shares are held in a stock brokerage account or by a bank or other nominee, you should have received instructions on how to vote or instruct the broker to vote your shares from your broker, bank or other nominee. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting to vote your shares.

Street name stockholders may generally vote by one of the following methods:

•	By Mail. If you requested printed copies of the proxy materials to be mailed to you, you may vote by signing, dating and returning your voting instruction card in the enclosed pre-addressed envelope;

•

By Methods Listed on Voting Instruction Card.    Please refer to your voting instruction card or other information provided by your bank, broker or other nominee to determine whether you may vote by telephone or electronically on the Internet, and follow the instructions on the voting instruction card or other information provided by the record holder; or

•

In Person with a Proxy from the Record Holder.    A street name stockholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her broker, bank or other nominee. Please consult the voting instruction card provided to you by your broker, bank or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Q:	If I submit a proxy, how will it be voted?

A:	When a proxy is properly dated, executed and returned, the shares represented by such proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, but the proxy is otherwise properly completed and returned, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Can I change my vote?”

Q:	Can I change my vote?

A:

You may change your vote at any time prior to the vote at the Annual Meeting. If you are a holder of record, to revoke your proxy instructions and change your vote, you must (i) attend the Annual Meeting and vote your shares in person, (ii) advise our Corporate Secretary at our principal executive office (130 Holger Way,

San Jose, California 95134) in writing before the proxy holders vote your shares, (iii) deliver later dated and signed proxy instructions (which must be received prior to the Annual Meeting) or (iv) vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted). If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

Q:	What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy covering my shares?

A:	You may attend the meeting and vote in person even if you have already voted or submitted a proxy. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy. If a bank, broker or other nominee holds your shares and you wish to attend the Annual Meeting and vote in person, you must obtain a legal proxy from the record holder of the shares giving you the right to vote the shares.

Q:	What quorum is required for the Annual Meeting?

A:	At the Annual Meeting, the presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required for the Annual Meeting to proceed. If you have returned valid proxy instructions or attend the Annual Meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting.

Q:	How are votes counted?

A:	Each share of our common stock outstanding on the Record Date is entitled to one vote on each of the nine director nominees and one vote on each other matter.

Each director is elected by a majority of the votes cast with respect to the nominee at the annual meeting (i.e., the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee), except in the case of a contested election. We did not receive any director nominations within the time periods specified in our bylaws, so this election of directors is uncontested. If a nominee who is currently serving as a director is not elected at the Annual Meeting, under Delaware law the director will continue to serve on the Board as a “holdover director.” However, as a condition to re-nomination, incumbent directors are required to submit a resignation of their directorships in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board. The resignation will become effective only if the director fails to receive the approval of a majority of the votes cast with respect to the proposal for his or her reelection (i.e.: Votes “For” or “Against”) at the Annual Meeting and the Board accepts the resignation. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Approval of the advisory resolution on executive compensation requires the approval of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote. However, because this is an advisory vote, the result will not be binding on the Company’s Board or the Company. The Board and/or the Compensation Committee (the “Compensation Committee” or “Committee”) will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Approval of the amendment and restatement of the 2009 Stock Plan and the amendment and restatement of the 2009 Director Plan require the approval of a majority of the votes cast on the proposal at the Annual Meeting. Abstentions will have the effect of a vote “against” the approval of the amendment and restatement of the 2009 Stock Plan and 2009 Director Plan. Broker non-votes will have no effect on the outcome of the vote.

The ratification of independent registered public accountants requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on such proposal. Abstentions are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Approval of the nonbinding stockholder proposal to adopt an incentive compensation recoupment policy requires the approval of a majority of the votes cast with respect to the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote. Brocade notes that approval of the stockholder proposal will not by itself implement an incentive compensation recoupment policy and further action by Brocade would be required. The Board will carefully consider the outcome of the vote on the stockholder proposal in determining how to proceed.

Q:	What are broker non-votes?

A:	Broker non-votes are shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter — the ratification of the appointment of the Company’s independent registered public accounting firm. Your broker will not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors, the advisory resolution to approve executive compensation, the amendment and restatement of our 2009 Stock Plan, the amendment and restatement of our 2009 Director Plan and the stockholder proposal to adopt an incentive compensation recoupment policy.

Q:	Who will tabulate the votes?

A:	Brocade has designated a representative of Wells Fargo Shareowner Services as the Inspector of Election who will tabulate the votes.

Q:	Who pays for the proxy solicitation process?

A:	Brocade will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We have retained Innisfree to assist with the solicitation for an estimated fee of $12,500, plus reasonable out-of-pocket expenses. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:

You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our bylaws, as applicable. In order for a stockholder proposal to be included in our proxy statement and form of proxy relating to our 2016 Annual Meeting of Stockholders, under rules set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the proposal must be received by us no later than October 28, 2015. If a stockholder intends to submit a proposal that is not intended to be included in our proxy statement, or a nomination for director for our 2016 Annual Meeting of Stockholders, the stockholder must give us notice in accordance with the requirements set forth in our bylaws no later than the 45th day and no earlier than the 75th day prior to the anniversary of the mailing of the proxy statement for the 2015 Annual Meeting. If the date of the 2016 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received no earlier than 90 days prior to the 2016 Annual Meeting and no later than the later of (i) the 60th day prior to the date of the 2015 Annual Meeting or (ii) the 10th day following the date on which public announcement of the date of the 2016 Annual Meeting is first made by Brocade. Our bylaws require that certain information and acknowledgments with respect to the proposal or the nominee, as applicable, and the stockholder making the proposal or the nomination be set forth in the notice. Our bylaws have been publicly filed with the SEC and can also be found on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Q:	What should I do if I get more than one proxy or voting instruction card?

A:	Stockholders may receive more than one set of voting materials, including multiple copies of the Notice, these proxy materials and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate Notices for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one Notice. You should vote in accordance with all of the Notices you receive relating to our Annual Meeting to ensure that all of your shares are voted.

Q:	How do I obtain a separate set of proxy materials or request a single set for my household?

A:	We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice and our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card.

If you wish to receive a separate Notice, proxy statement or annual report at this time, please request the additional copy by contacting our transfer agent, Wells Fargo Shareowner Services, by telephone at 800-468-9716, or by facsimile at 651-450-4033. If any stockholders in your household wish to receive a separate annual report and a separate proxy statement in the future, they may call our Investor Relations group at 408-333-8000 or write to Investor Relations, Brocade Communications Systems, Inc., 130 Holger Way, San Jose, California 95134. They may also send an email to our Investor Relations Group at investor-relations@brocade.com. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by calling or writing to Investor Relations.

Q:	What if I have questions about lost stock certificates or need to change my mailing address?

A:	You may contact our transfer agent, Wells Fargo Shareowner Services, by telephone at 800-468-9716, or by facsimile at 651-450-4033, if you have lost your stock certificate or need to change your mailing address.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors is presently composed of nine members: Judy Bruner, Lloyd A. Carney, Renato A. DiPentima, Alan L. Earhart, John W. Gerdelman, Dave House, L. William Krause, David E. Roberson, and Sanjay Vaswani. Mr. House serves as Chairman of the Board of Directors. The Board of Directors has determined that each of the directors, other than Mr. Carney, is an independent director within the meaning set forth in the NASDAQ listing rules and as required by the rules and regulations of the SEC, as currently in effect. There are no family relationships between any director and any executive officer. Mr. Roberson joined the Board in the second quarter of fiscal year 2014 after he was elected by the stockholders at the Company’s annual meeting on April 8, 2014.

The Board of Directors held six meetings during fiscal year 2014. The Board also acted three times by unanimous written consent. Each director attended at least 75% of the aggregate number of meetings of our Board of Directors and the committees on which such director served during the portion of fiscal year 2014 that he or she served as a director.

Information about the Directors and Nominees

Set forth below is information regarding our directors and the nominees as of January 15, 2015:

Name	Age	Position	Director Since
Directors whose terms will expire at the 2015 Annual Meeting
Judy Bruner	56	Director	2009
Lloyd A. Carney	52	CEO and Director	2013
Renato A. DiPentima	73	Director	2007
Alan L. Earhart	71	Director	2009
John W. Gerdelman	62	Director	2007
Dave House	71	Chairman	2004
L. William Krause	72	Director	2004
David E. Roberson	60	Director	2014
Sanjay Vaswani	55	Director	2004

Business Experience and Qualifications of Nominees

Judy Bruner has served as a director since January 2009. Ms. Bruner has been the Executive Vice President, Administration and Chief Financial Officer of SanDisk Corporation, a supplier of flash storage products, since June 2004. Ms. Bruner served as Senior Vice President and Chief Financial Officer of Palm, Inc., a provider of handheld computing and communications solutions, from September 1999 until June 2004. Prior to Palm, Inc., Ms. Bruner held financial management positions with 3Com Corporation, Ridge Computers and Hewlett-Packard Company. Ms. Bruner holds a B.A. degree in economics from the University of California, Los Angeles and an M.B.A. degree from Santa Clara University.

Ms. Bruner’s years of executive leadership and management experience in the high technology industry, her experience in the finance and accounting fields, and her more than five years of service as a director of Brocade make her an invaluable member of our Board of Directors.

Lloyd A. Carney was named Chief Executive Officer of Brocade in January 2013 and has served as a director since February 2013. Before joining Brocade, Mr. Carney served as chief executive officer and member of the board of directors of Xsigo Systems, a venture-funded IO Virtualization Platform company, from January 2008 until it was acquired by Oracle Corporation in July 2012. He is also a member of the board of directors of Technicolor SA, where he serves as the chairman of that board’s Technology Committee. During the last five years, Mr. Carney has previously served as a director for Cypress Semiconductor Corporation. Mr. Carney holds a B.S. degree in Electrical Engineering Technology from Wentworth Institute and an M.S. degree in Applied Business Management and HonD. in Electrical Engineering Technology from Lesley College.

Mr. Carney’s nearly 30 years in the high-tech industry, including a number of senior leadership positions at various networking and semiconductor companies, his service on other public and private company boards and his service as Chief Executive Officer and a director of Brocade make him an invaluable member of our Board of Directors.

Renato A. DiPentima has served as a director since January 2007 when he was appointed to the Board in connection with Brocade’s acquisition of McDATA Corporation. Dr. DiPentima retired from SRA International (“SRA”), a provider of technology and strategic consulting services and solutions in April of 2007. Dr. DiPentima served in various capacities at SRA from 1995 to 2007, including President and Chief Executive Officer from January 2005 until March 2007; President and Chief Operating Officer from November 2003 to January 2005; Senior Vice President and President of SRA’s consulting and systems integration division since the division’s formation in January 2001 to November 2003; President of SRA’s government sector, overseeing government business, projects and contracts from July 1997 to January 2001; and Vice President and as SRA’s Chief Information Officer from July 1995 to July 1997. Prior to joining SRA, Dr. DiPentima held several senior management positions in the U.S. federal government, most recently serving as deputy commissioner for systems at the Social Security Administration, from May 1990 to June 1995. During the last five years, Dr. DiPentima served as a director for SRA International, Inc. Dr. DiPentima also serves on several governmental and corporate advisory boards. Dr. DiPentima received a B.A. degree from New York University, an M.A. degree from George Washington University and a Ph.D. degree from the University of Maryland. He has also completed the program for Senior Managers at the John F. Kennedy School of Government at Harvard University.

Dr. DiPentima’s years of executive leadership and management experience in the high technology industry, his service on other public company boards and committees, and his more than seven years of service as a director of Brocade make him an invaluable member of our Board of Directors.

Alan L. Earhart has served as a director since February 2009. Mr. Earhart served as a member of the Board of Directors of Foundry Networks, Inc. (“Foundry”) from August 2003 until December 2008 when Foundry was acquired by Brocade. From 1970 until he retired in 2001, Mr. Earhart held a variety of positions with Coopers & Lybrand and its successor entity, PricewaterhouseCoopers LLP, an accounting and consulting firm, including most recently as the Managing Partner for PricewaterhouseCoopers’ Silicon Valley office. Mr. Earhart currently serves as a director for Rovi Corporation (formerly Macrovision Solutions Corporation) and NetApp, Inc. (formerly Network Appliance, Inc.). During the last five years, Mr. Earhart served as a director for Quantum Corporation and Monolithic Power Systems, Inc. Mr. Earhart received a B.S. degree in accounting from the University of Oregon.

Mr. Earhart’s years of executive leadership and management experience in the high technology industry, his experience in the finance and accounting fields, his service on other public company boards and committees, and his more than ten years of combined service as a director of Foundry and Brocade make him an invaluable member of our Board of Directors.

John W. Gerdelman has served as a director since January 2007 when he was appointed to the Board in connection with Brocade’s acquisition of McDATA Corporation. Since 2010, Mr. Gerdelman has been Chairman of Overture Networks, a private company and provider of carrier ethernet solutions. From January 2010 through April 2011, Mr. Gerdelman served as the president of Long Lines Wireless in Sioux City, Iowa. From 2004 through 2010, he was the Chairman of Intelliden Corporation, a company he cofounded that provides software solutions that enable networks to operate more intelligently by automating network change management and enforcing business policy in network operations. The company was sold to International Business Machines Corporation (“IBM”). From April 2002 to December 2003, Mr. Gerdelman was the Chief Executive Officer for

Metromedia Fiber Networks. From January 2000 until March 2002, Mr. Gerdelman worked with several new ventures as Managing Member of Mortonsgroup LLC. From April 1999 to December 1999, he served as the President and CEO of USA.NET. From 1986 until 1999, Mr. Gerdelman held various positions with MCI Communications Corporation in Sales, Marketing, Sales Operations, Network Operations and Information Technology, including President of the Network and Information Technology Division. Before joining MCI, Mr. Gerdelman was with Baxter Travenol Corporation in Sales Operations and served in the U.S. Navy as a Naval Aviator. Mr. Gerdelman also serves as a director of Owens & Minor, Inc., a national distributor of medical and surgical supplies and healthcare supply-chain management. During the last five years, he served as a director for Sycamore Networks, Inc. and APAC Customer Services, Inc. He received his B.S. degree in chemistry from the College of William and Mary, where he now serves as Chairman of their Real Estate Foundation.

Mr. Gerdelman’s years of executive leadership and management experience in the high technology industry, his experience in the finance and accounting fields, his service on other public company boards and committees, and his more than seven years of service as a director of Brocade make him an invaluable member of our Board of Directors.

Dave House has served as a director since 2004 and as the Chairman of our Board of Directors since December 2005. From January 2005 through December 2005, he served as Executive Chairman of the Board. Mr. House served as Chairman and Chief Executive Officer of Allegro Networks, a privately held provider of network routing equipment, from January 2001 until April 2003. Prior to that, he served as President of Nortel Networks Corp. from August 1998 until August 1999. Mr. House joined Nortel Networks Corp. when it was merged with Bay Networks, Inc., where he served as Chairman of the Board, President and Chief Executive Officer from October 1996 until August 1998. Mr. House served in senior management positions at Intel Corporation for 23 years. During the last five years, Mr. House served as a director for Credence Systems Corporation. Mr. House received a B.S.E.E. degree from Michigan Technological University and an M.S.E.E. degree from Northeastern University.

Mr. House’s years of executive leadership and management experience in the high technology industry and his more than ten years of service as a director of Brocade make him an invaluable member of our Board of Directors.

L. William (Bill) Krause has served as a director since 2004. Mr. Krause has served as President of LWK Ventures, a private advisory and investment firm since 1991. In addition, Mr. Krause served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990 and as its Chairman from 1987 to 1993 when he retired. Mr. Krause currently serves as a director of Coherent, Inc., a leading supplier of Photonic-based systems and CommScope Holding Company, Inc., a networking infrastructure company. Mr. Krause previously served as a director for the following public companies: Core-Mark Holding Company, Inc., Packeteer, Inc., Sybase, Inc. and TriZetto Group, Inc. Mr. Krause holds a B.S. degree in electrical engineering and received an honorary Doctorate of Science from The Citadel.

Mr. Krause’s years of executive leadership and management experience in the high technology industry, his service on other public company boards and committees, and his more than ten years of service as a director of Brocade make him an invaluable member of our Board of Directors.

David E. Roberson has served as a director since April 2014. Mr. Roberson has served as a business consultant to technology companies since 2012. Mr. Roberson served as Senior Vice President within the Enterprise Server, Storage and Networking Group for HP from May 2007 to May 2011, where he also was General Manager of the StorageWorks Division from May 2007 to October 2010. Prior to HP, Mr. Roberson spent 26 years at Hitachi Data Systems, starting as corporate counsel and rising through the company to become President and CEO, a position he held from 2006 to May 2007. He also served as President and Chief Operating Officer from 2002 to 2006 and Chief Operating Officer from 2000 to 2002. Mr. Roberson began his technology career at Amdahl Corporation in 1980, following posts as adjunct professor at Golden Gate University School of

Law and research director at Hastings College of Law. Mr. Roberson also serves as a director of Quantum Corporation. He also serves on the board of TransLattice, Inc., a privately held distributed application and cloud computing company. During the last five years, he served as a director for International Game Technology Corporation and RagingWire Enterprise Services Corporation. Mr. Roberson holds a B.A. from the University of California and a J.D. from Golden Gate University School of Law.

Mr. Roberson’s years of executive leadership and management experience in the high technology industry, his experience in the finance and accounting fields, his service on other public company boards and committees and his year of service as a director of Brocade make him an invaluable member of our Board of Directors.

Sanjay Vaswani has served as a director since April 2004. Mr. Vaswani has been a managing partner of the Center for Corporate Innovation, Inc., a professional services firm focused on the technology and healthcare industries, since 1990. From 1987 to 1990 he was with McKinsey & Company. Prior to that, Mr. Vaswani was employed by Intel Corporation. Mr. Vaswani serves as a director of Blue Star Infotech Ltd., an Indian publicly traded software services firm. Mr. Vaswani earned a B.B.A. degree from the University of Texas at Austin and an M.B.A. degree from the Wharton School of Business at the University of Pennsylvania.

Mr. Vaswani’s years of executive leadership and management experience in the high technology industry, his service on other public company boards, and his more than ten years of service as a director of Brocade make him an invaluable member of our Board of Directors.

Committees of the Board of Directors

The Board of Directors has the following standing committees: Audit, Compensation, Nominating and Corporate Governance and Corporate Development. The Board of Directors has adopted a written charter for each of these committees, copies of which can be found on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage. The Board of Directors has determined that all members of each committee of the Board of Directors are independent under the applicable rules and regulations of NASDAQ and the SEC, as currently in effect, except Mr. Carney, who serves as chairman of our Corporate Development Committee.

The following chart details the membership of each standing committee for fiscal year 2014 and the number of meetings each committee held in fiscal year 2014.

Name of Director	Audit	Compensation	Nominating & Corporate Governance	Corporate Development
Judy Bruner	C	—	—	—
Lloyd A. Carney	—	—	—	C
Renato A. DiPentima	—	M	M	—
Alan L. Earhart	M	—	—	—
John W. Gerdelman	M	—	—	M
Dave House	—	M	M	M
L. William Krause	—	C	M	—
David E. Roberson(1)	M	—	—	M
Sanjay Vaswani	—	M	C	—
Number of Meetings in Fiscal Year 2014	8	11	10	5

M = Member

C = Chair

(1)	Mr. Roberson joined the Audit Committee and Corporate Development Committee effective April 2014.

Audit Committee

The Audit Committee oversees our accounting, financial reporting and audit processes; appoints, determines the compensation of, and oversees the independent registered public accountants; preapproves audit and non-audit services provided by the independent registered public accountants; reviews the results and scope of audit and other services provided by the independent registered public accountants; reviews the accounting principles and practices and procedures used in preparing our financial statements; oversees the Company’s internal audit function; and reviews our internal controls.

The Audit Committee works closely with management and our independent registered public accountants. The Audit Committee also meets with our independent registered public accountants without members of management present, on a quarterly basis, following completion of our independent registered public accountants’ quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also meets with our independent registered public accountants to approve the annual scope and fees for the audit services to be performed.

The Nominating and Corporate Governance Committee has determined that each of Ms. Bruner and Messrs. Earhart, Gerdelman and Roberson is an “audit committee financial expert” as defined by SEC rules, as currently in effect.

The Audit Committee Report is included in this proxy statement on page 67. A copy of the Audit Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance Section of our investor relations webpage.

Compensation Committee

The Compensation Committee has overall responsibility for: (i) overseeing the Company’s compensation and benefits policies generally; (ii) overseeing, evaluating and approving executive officer and director compensation plans, policies and programs; and (iii) reviewing, and discussing with management, the Compensation Discussion and Analysis section of the Company’s annual proxy statement and preparing the Compensation Committee Report that is required by SEC rules to be included in the Company’s annual proxy statement.

The Compensation Committee Report is included herein on page 57. A copy of the Compensation Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee: (i) considers and periodically reports on matters relating to the identification, selection and qualification of the Board of Directors and candidates nominated to the Board of Directors and its committees; (ii) develops and recommends governance principles applicable to Brocade; (iii) oversees the evaluation of the Board of Directors and management from a corporate governance perspective; and (iv) reviews Brocade’s reporting in documents filed with the SEC to the extent related to corporate governance.

A copy of the Nominating and Corporate Governance Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Stockholder Recommendations.    The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.” Any stockholder recommendations submitted for consideration by the Nominating and Corporate Governance Committee should be in writing and should include the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to the attention of our Corporate Secretary. In addition, procedures for stockholder direct nomination of directors are discussed in the section titled “Questions and Answers about the Proxy Materials and our Annual Meeting,” and are discussed in detail in our bylaws, a copy of which is available on the SEC’s EDGAR website and on the investor relations section of our website at www.brocade.com.

Director Qualifications.    The Nominating and Corporate Governance Committee has not formally established any specific minimum qualifications that must be met by a Nominating and Corporate Governance Committee-recommended nominee, but uses a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors, including, among others, independence, diversity and experience. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values. A director should have broad experience at the policy-making level in business, government, education, technology or public interest. A director should be committed to enhancing stockholder value and should have sufficient time to carry out his or her duties, and to provide insight and practical wisdom based on his or her past experience. A director’s service on other boards of public companies should be limited to a number that permits him or her, given his or her individual circumstances, to perform responsibly his or her director duties, but no director should serve on more than four additional public company boards. Each director must represent the interests of Brocade stockholders.

Identification and Evaluation of Nominees for Directors.    The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. In evaluating such recommendations, the Nominating and Corporate Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Majority Voting.    Our directors are elected if they receive a majority of the votes cast with respect to that director’s election. As a condition to renomination, each incumbent director is required to submit a resignation of his or her directorship in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board. The resignation will become effective only if the director fails to receive a sufficient number of votes for reelection at the meeting of stockholders, as described in the Company’s bylaws, as amended, and the Board accepts the resignation. The Board will publicly disclose its decision regarding the acceptance or rejection of the resignation and the rationale behind it within 90 days from the date of the certification of the election results.

Corporate Development Committee

The Corporate Development Committee works with management to review, consider and consult on potential strategic investment transactions that are consistent with the Company’s strategy. The Corporate Development Committee has the authority to approve certain transactions, and for certain other transactions, the Corporate Development Committee submits a recommendation to the Board of Directors for its consideration, as described in the Corporate Development Committee’s charter.

A copy of the Corporate Development Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2014, Messrs. DiPentima, House, Krause and Vaswani served as members of the Compensation Committee. No member of the Compensation Committee during fiscal year 2014 was an officer or employee of Brocade. In addition, no member of the Compensation Committee or executive officer of Brocade served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Annual Meeting Attendance

We do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders although directors are encouraged to attend annual meetings of Brocade stockholders. All members of the Board of Directors on the date of the 2014 Annual Meeting of Stockholders attended that meeting, either in person or via teleconference.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors by submitting an email to investor-relations@brocade.com or by writing to us at Brocade Communications Systems, Inc., Attention: Investor Relations, 130 Holger Way, San Jose, California 95134. Stockholders who would like their submission directed to a particular member of the Board of Directors may so specify. All communications will be reviewed by the General Counsel or Senior Director of Investor Relations. All appropriate business-related communications as reasonably determined by the General Counsel or Senior Director of Investor Relations will be forwarded to the Board of Directors or, if applicable, to the individual director.

Code of Ethics

The Board of Directors has adopted a Code of Ethics for Principal Executive and Senior Financial Officers (the “Code of Ethics”), which applies to our Chief Executive Officer, Chief Financial Officer and any other principal financial officer, Controller and any other principal accounting officer, and any other person performing similar functions (the “Principal Executive and Financial Officers”). The Code of Ethics is posted on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage. Brocade will disclose any amendment to the Code of Ethics or waiver of a provision of the Code of Ethics that applies to the Principal Executive and Financial Officers, including the name of the officer to whom the waiver was granted, on our website at www.brocade.com, on our investor relations webpage.

The Company also has a Code of Business Conduct and Ethics (the “Code of Business Conduct and Ethics”) that is applicable to all directors, officers and employees of the Company and its direct and indirect subsidiaries, which outlines the Company’s guiding principles that all directors, officers and employees should strive to uphold. The Code of Business Conduct and Ethics is posted on the Corporate Governance section of our investor relations website at www.brocade.com. Any waiver of any provision of the Code of Business Conduct and Ethics for a director or an executive officer must be approved by the Audit Committee and, where required by law and any applicable listing agreement with a stock market or exchange, promptly disclosed to the public.

Board Leadership and the Board’s Role in Risk Oversight

The Board of Directors believes in the value of an independent board of directors. Currently, eight of the nine members of the Board of Directors are independent. This includes all members of the Audit Committee, the

Compensation Committee and the Nominating and Corporate Governance Committee. Brocade’s Chairman of the Board of Directors is also independent and maintains a separate role from the Chief Executive Officer. The Board believes this structure benefits the Board and the Company by enabling the Chief Executive Officer to focus on operational and strategic matters while enabling the Chairman to focus on Board process and governance matters. The independent members of the Board of Directors also meet regularly without management present.

Brocade believes that risk is inherent in innovation and the pursuit of long-term growth opportunities. Brocade’s management is responsible for day-to-day risk management activities. The Board of Directors, acting directly and through its committees, is responsible for the oversight of Brocade’s risk management. With the oversight of the Board of Directors, Brocade has implemented practices and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase stockholder value. As an example of one such program, Brocade has implemented an enterprise risk management (“ERM”) program to identify, assess, govern and manage risks and Brocade’s response to those risks. The structure of the ERM program includes regular reviews by members of senior management. The Audit Committee receives regular reports on ERM. In addition, as part of the overall risk oversight framework, other committees of the Board of Directors also oversee certain categories of risk associated with their respective areas of responsibility. For example, the Compensation Committee oversees compensation-related risk management, as discussed further under “Compensation Discussion and Analysis” on page 46.

Director Compensation

The following tables provide information about the compensation earned by nonemployee directors who served during the fiscal year 2014. Nonemployee director cash and equity compensation is determined by the Compensation Committee with the assistance of their independent compensation consultant, who periodically provides recommendations as to the form and amounts of compensation for nonemployee directors. Directors who are Brocade employees do not receive compensation for their service as directors.

2014 Compensation of Nonemployee Directors(1)

Name	Fees Earned or Paid in Cash	Restricted Stock Unit Awards(2)		Total
Judy Bruner	$85,000	$255,000	(3)	$340,000
Renato A. DiPentima	$84,000	$255,000	(3)	$339,000
Alan L. Earhart	$65,000	$255,000	(3)	$320,000
John W. Gerdelman	$71,000	$255,000	(3)	$326,000
Dave House	$121,000	$306,000	(4)	$427,000
Glenn C. Jones	$32,500	$—	(5)	$32,500
L. William Krause	$100,000	$255,000	(3)	$355,000
David E. Roberson	$38,425	$510,000	(6)	$548,425
Sanjay Vaswani	$94,000	$255,000	(3)	$349,000

(1)	No options were granted to the nonemployee directors during fiscal year 2014.

(2)	This column represents the grant date fair value as computed under FASB ASC Topic 718 for awards of restricted stock units granted during fiscal year 2014 and do not reflect the actual amounts earned. For additional information, see Note 12 of our financial statements in the Form 10-K for the fiscal year ended November 1, 2014, as filed with the SEC. For information on the valuation assumptions for grants made prior to fiscal year 2014, see the notes in our financial statements in the Form 10-K for the respective year.

(3)	During fiscal year 2014, each of Ms. Bruner and Messrs. DiPentima, Earhart, Gerdelman, Krause and Vaswani received a restricted stock unit award on April 8, 2014 for 25,000 shares of common stock with a grant date fair value of $255,000.

(4)	During fiscal year 2014, Mr. House received a restricted stock unit award on April 8, 2014 for 25,000 shares of common stock with a grant date fair value of $255,000. As compensation for his services as Chairman of the Board, Mr. House also received a restricted stock unit award for 5,000 shares of common stock with a grant date fair value of $51,000.

(5)	On April 8, 2014, Mr. Jones left the Board and therefore did not receive a restricted stock unit award.

(6)	During fiscal year 2014, Mr. Roberson received a restricted stock unit award on April 8, 2014 for 50,000 shares of common stock with a grant date fair value of $510,000.

Cash Compensation.    In fiscal year 2014, each nonemployee member of the Board received the fees as set forth below for his or her service on the Board and each committee of the Board.

Fiscal Year 2014
Annual retainer for:
Board member	$40,000
Chairman of the Board	$30,000
Audit Committee Chair*	$45,000
Audit Committee member	$25,000
Compensation Committee Chair*	$35,000
Compensation Committee member	$20,000
Nominating and Corporate Governance Committee Chair*	$25,000
Nominating and Corporate Governance Committee member	$15,000
Corporate Development Committee Chair*	$10,000
Corporate Development Committee member	$5,000

*	A chair who is not an independent director is not entitled to receive a fee.

Additional fees per Board and committee meeting in person or by telephone:

Board and Committee Chair & Members
$1,000 per meeting attended in excess of nine Board, ten Audit, seven Compensation and four Nominating and Corporate Governance and Corporate Development per year.

We are also authorized to reimburse directors for expenses in connection with attendance at meetings.

Equity Compensation.    Nonemployee directors also participate in the Company’s 2009 Director Plan (the “2009 Director Plan”), which provides for automatic awards of restricted stock units (each an “RSU”) to nonemployee directors for their service to the Company. Only nonemployee directors may participate in the 2009 Director Plan.

RSUs.    Under the 2009 Director Plan, each nonemployee director is entitled to receive the following automatic, nondiscretionary awards of RSUs:

Initial grant upon joining the Board(1)	50,000 RSUs
Automatic grant at each annual meeting of stockholders(2)(3)	25,000 RSUs

(1)	Vests as to one-third of the shares annually and fully vested on the third anniversary of the date of grant, provided that such nonemployee director continues to serve as a director at each such anniversary.

(2)

Grant made provided that such nonemployee director had served as a nonemployee director prior to such Annual Meeting and that he or she continues to be a nonemployee director at and immediately following such annual meeting of stockholders. Vests fully on the earlier of the one-year anniversary of the date of grant or the next annual meeting of stockholders, provided that he or she continues to serve as a director on such date.

(3)

At the first (and only the first) annual meeting of stockholders after a nonemployee director first becomes a director, such director will receive at such annual meeting of stockholders a proportionate amount of the annual RSU award (in lieu of the full annual RSU award) based on the fiscal quarter in which such director was appointed. An RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of Common Stock and is settled in stock. Each RSU represents an unfunded and unsecured obligation of the Company. The 2009 Director Plan requires settlement of earned restricted stock units to be made as soon as practicable after the date set forth in the award agreement evidencing the terms and conditions of the grant, but no later than March 15th of the calendar year following the applicable vesting date. On the nonemployee director’s termination as a director, all unvested RSUs will be forfeited to the Company.

In addition to the grants above, the Chairman of the Board is entitled to receive an automatic grant at each annual stockholders’ meeting of 5,000 RSUs under the Company’s 2009 Stock Plan (the “2009 Stock Plan”). The RSUs will vest in their entirety at the following annual meeting of stockholders.

Starting at the September 2014 Compensation Committee meeting, the Compensation Committee reviewed Compensia’s market analysis of board of directors compensation of the Company’s peer group. Based on this analysis, the Compensation Committee recommended the following changes to the Board compensation program to better align Brocade with market practices and median market compensation:

•

Eliminate the initial equity grant of 50,000 RSUs for new directors and replace it with (i) a standard annual RSU grant, the same as pre-existing directors, if that new director first joins the Board at an annual meeting of stockholders, or (ii) if the new director first joins the Board at any time other than an annual meeting of stockholders, then the new director would receive a pro-rated annual equity grant based on the month the director joins the Board. The pro-rated grant vests at the next annual meeting of stockholders; and

•

Change the annual RSU grant to directors from 25,000 RSUs to $200,000 worth of RSUs. The RSU grant will continue to vest at the end of one year and be granted annually on the date of the annual meeting of stockholders.

These changes are reflected in the proposed amendments and restatements of the 2009 Director Plan set forth in Proposal 4 and are subject to stockholder approval. If Proposal 4 is not approved, the Compensation Committee will consider alternative recommendations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of February 18, 2015, as to: (i) each person who is known by us to own beneficially more than 5% of our outstanding Common Stock; (ii) each of the named executive officers and other persons named in the Summary Compensation Table; (iii) each director and nominee for director; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each listed stockholder is c/o Brocade Communications Systems, Inc., 130 Holger Way, San Jose, California 95134.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
BlackRock, Inc.(3)
55 East 52nd Street
New York, NY 10022	26,438,143	6.26%
Boston Partners(4)
One Beacon Street
Boston, MA 02108	42,822,554	10.13%
The Vanguard Group, Inc.(5)
100 Vanguard Blvd.
Malvern, PA 19355	27,184,070	6.43%
Judy Bruner(6)	162,500	*
Lloyd A. Carney(7)	1,581,858	*
Ken Cheng(8)	688,043	*
Renato A. DiPentima(9)	278,326	*
Alan L. Earhart(10)	135,000	*
Gale England(11)	184,954	*
Daniel W. Fairfax(12)	301,012	*
John W. Gerdelman(13)	346,500	*
Dave House(14)	356,250	*
L. William Krause(15)	250,230	*
Jeffrey Lindholm(16)	208,193	*
Sanjay Vaswani(17)	256,000	*
David E. Roberson(18)	16,667	*
All Directors and Executive Officers as a group (13 persons)(19)	4,772,303	1.13%

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by such person. The number of shares beneficially owned includes Common Stock that such individual has the right to acquire as of February 18, 2015 or within 60 days thereafter, including through the exercise of stock options.

(2)	Percentage of beneficial ownership is based upon 422,663,389 shares of Common Stock outstanding as of February 18, 2015. For each named person, this percentage includes Common Stock that the person has the right to acquire either currently or within 60 days of February 18, 2015, including through the exercise of an option; however, such Common Stock is not deemed outstanding for the purpose of computing the percentage owned by any other person.

(3)	Based solely on a review of the Schedule 13G filed with the SEC on February 2, 2015.

a.	BlackRock has the sole power to vote or to direct the vote of 19,724,383 shares.

b.	BlackRock has the dispositive power to dispose or direct the disposition of 26,438,143 shares.

(4)	Based solely on a review of the Schedule 13G filed with the SEC on February 12, 2015.

a.	Boston Partners has the sole power to vote or to direct the vote of 33,571,061 shares.

b.	Boston Partners has shared power to vote or to direct the vote of 130,160 shares.

c.	Boston Partners has the sole power to dispose or to direct the disposition of 42,822,554 shares.

(5)	Based solely on a review of the Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2015.

a.	The Vanguard Group has the sole power to vote or to direct the vote of 287,416 shares.

b.	The Vanguard Group has the sole power to dispose or to direct the disposition of 26,932,854 shares.

c.	The Vanguard Group has shared power to dispose or to direct the disposition of 251,216 shares.

d.	Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 251,216 shares of the Company as a result of its serving as investment manager of collective trust accounts.

e.	Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 36,200 shares of the Company as a result of its serving as investment manager of Australian investment offerings.

(6)	Includes 90,000 shares of Common Stock that may be acquired upon exercise of stock options or RSUs vesting as of February 18, 2015 or within 60 days thereafter.

(7)	Includes stock options to purchase 1,534,374 shares of Common Stock exercisable as of February 18, 2015 or within 60 days thereafter.

(8)	Includes stock options to purchase 97,395 shares of Common Stock exercisable as of February 18, 2015 or within 60 days thereafter.

(9)	Includes 192,500 shares of Common Stock that may be acquired upon exercise of stock options or RSUs vesting as of February 18, 2015 or within 60 days thereafter.

(10)	Includes 85,000 shares of Common Stock that may be acquired upon exercise of stock options or RSUs vesting as of February 18, 2015 or within 60 days thereafter.

(11)	Includes stock options to purchase 150,748 shares of Common Stock exercisable as of February 18, 2015 or within 60 days thereafter.

(12)	Includes stock options to purchase 35,229 shares of Common Stock exercisable as of February 18, 2015 or within 60 days thereafter.

(13)	Includes 212,500 shares of Common Stock that may be acquired upon exercise of stock options or RSUs vesting as of February 18, 2015 or within 60 days thereafter.

(14)	Includes 207,500 shares of Common Stock that may be acquired upon exercise of stock options or RSUs vesting as of February 18, 2015 or within 60 days thereafter.

(15)	Includes 175,000 shares of Common Stock that may be acquired upon exercise of stock options or RSUs vesting as of February 18, 2015 or within 60 days thereafter.

(16)	Includes 171,895 shares of Common Stock that may be acquired upon exercise of stock options or RSUs vesting as of February 18, 2015 or within 60 days thereafter.

(17)	Includes 180,000 shares of Common Stock that may be acquired upon exercise of stock options or RSUs vesting as of February 18, 2015 or within 60 days thereafter.

(18)	Includes stock options to purchase 16,667 shares of Common Stock exercisable as of February 18, 2015.

(19)	Includes 3,155,578 shares of Common Stock that may be acquired upon exercise of stock options or RSUs vesting as of February 18, 2015 or within 60 days thereafter, including Ellen A. O’Donnell’s stock options to purchase 6,770 shares of Common Stock exercisable as of February 18, 2015 or within 60 days thereafter.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine directors. At the Annual Meeting, all nine directors will be elected for a one year term expiring at the 2016 Annual Meeting of Stockholders.

Nominees

The Nominating and Corporate Governance Committee of the Board of Directors recommended, and the Board of Directors approved, Judy Bruner, Lloyd A. Carney, Renato A. DiPentima, Alan L. Earhart, John W. Gerdelman, Dave House, L. William Krause, David E. Roberson and Sanjay Vaswani as nominees for election at the Annual Meeting to the Board of Directors. If elected, each of the nominees will serve as directors until our Annual Meeting of Stockholders in 2016 and until a successor is qualified and elected or until his or her earlier resignation or removal. Each of the nominees is currently a director of the Company. Please see “Business Experience and Qualifications of Nominees” on page 7 of this Proxy Statement for information concerning our incumbent directors standing for re-election.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of Judy Bruner, Lloyd A. Carney, Renato A. DiPentima, Alan L. Earhart, John W. Gerdelman, Dave House, L. William Krause, David E. Roberson and Sanjay Vaswani. If the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors. We are not aware of any reason that a nominee would be unable or unwilling to serve as a director.

Voting Thresholds

Provided a quorum is present, directors are elected by a majority of the votes cast with respect to the nominee at the annual meeting (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee), except in the case of a contested election. If a nominee who is currently serving as a director is not elected at the Annual Meeting, then under Delaware law the director will continue to serve on the Board as a “holdover director.” However, as a condition to re-nomination, each incumbent director is required to submit a resignation from the Board in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board. The resignation will become effective only if the director fails to receive a majority of votes cast for reelection and the Board accepts the resignation.

Abstentions and broker non-votes will have no effect on the election of directors.

The Board of Directors unanimously recommends that stockholders vote “FOR” the election of each of Judy Bruner, Lloyd A. Carney, Renato A. DiPentima, Alan L. Earhart, John W. Gerdelman, Dave House, L. William Krause, David E. Roberson and Sanjay Vaswani.

PROPOSAL TWO:

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Executive compensation is an important matter for Brocade and our stockholders. This proposal provides Brocade’s stockholders with the opportunity to cast an advisory vote on executive compensation.

The core of Brocade’s executive compensation philosophy and practice continues to be based on a pay-for-performance philosophy. Brocade’s executive officers are compensated in a manner consistent with Brocade’s strategy, competitive practice, corporate governance principles we believe to be sound, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders.

We urge you to carefully read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for additional details on Brocade’s executive compensation, including Brocade’s compensation philosophy and objectives and the 2014 compensation of the named executive officers.

The following highlights key aspects of executive compensation with respect to our named executive officers in fiscal year 2014:

•	For our NEOs (as defined on page 46), between 63% to 73% of the individual NEO’s total compensation is tied to achievement of internal financial targets and Brocade stock price performance.

•

In fiscal 2014, we achieved 118% of the Adjusted Free Cash Flow target, 99% of the Total Revenue Target, and 113% of the Data Center IP Revenue target, which constituted the internal financial targets in the Brocade Senior Leadership Plan (“SLP”) for our executives. In aggregate, the resulting funding for Brocade’s Senior Leadership Plan for our executives was 155.1% of the target level due to scaling applied to the actual performance measures, whether above or below targets.

•	For fiscal year 2014, our stock price appreciated 31.9% against the NASDAQ Telecom Index (IXTC) and for fiscal years 2013 and 2014 combined, our stock price appreciated 63.3% against the NASDAQ IXTC.

•

Brocade granted long-term equity awards that link the interests of our executives with those of our shareholders. Specifically, those awards include Performance Stock Units (“PSUs”), which are earned based on Brocade’s stock price performance compared to the total shareholder return of the NASDAQ IXTC over a 2-year performance period. The PSUs vest over a 3-year period with 50% vesting after the end of the second year when the performance period ends and the remaining 50% vesting occurs on the third anniversary of the start of the performance period. In addition, we granted stock options that vest monthly over a 4-year period. We believe that since stock options do not provide any value to executives unless the stock price rises, the stock options motivate executives to drive successful execution of the business strategy in order to cause the stock price to appreciate. We also grant service-vesting Restricted Stock Units to enhance the retention of our executives.

Based on the above and pursuant to Section 14A of the Exchange Act, we request that stockholders approve the compensation of Brocade’s named executive officers as described pursuant to the disclosure rules of the Securities and Exchange Commission pursuant to the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section, compensation tables and narrative discussion, is hereby APPROVED.

Voting Thresholds

Approval of the advisory resolution on executive compensation requires the approval of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

As an advisory vote, this proposal is nonbinding. Although the vote is nonbinding, the Board of Directors and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers. We hold such advisory votes on executive compensation each year, and will hold another advisory vote at our 2016 Annual Meeting of Stockholders.

The Board of Directors recommends that stockholders vote “FOR” the advisory resolution to approve executive compensation.

PROPOSAL THREE

AMENDMENT AND RESTATEMENT OF THE 2009 STOCK PLAN

The stockholders are being asked to approve an amendment and restatement (the “Stock Plan Amendment”) of the 2009 Stock Plan (the “Stock Plan”) to increase the Stock Plan’s share reserve by 29,500,000 shares and revise the fungible share design for awards without an exercise price. The Board has adopted the Stock Plan Amendment, subject to approval from the stockholders at the Annual Meeting. As of February 18, 2015, there were 6,363,334 shares available for issuance under the existing version of our Stock Plan prior to the Stock Plan Amendment (the “Existing Stock Plan”). If the stockholders approve the Stock Plan Amendment, it will be effective as of the date of the 2015 Annual Meeting. In the event stockholders do not approve the proposed Stock Plan Amendment, the Stock Plan Amendment will not take effect and the Existing Stock Plan will continue to be administered in its current form until the share reserve expires and all outstanding awards have been exercised, vested or terminated. The Board has determined that it is in the best interests of the Company and its stockholders to have a Stock Plan as amended by the Stock Plan Amendment and is asking the Company’s stockholders to approve the Stock Plan Amendment.

The following list summarizes the changes to the Existing Stock Plan that stockholders are being asked to approve in the Stock Plan Amendment:

•	Increase by 29,500,000 the number of shares of common stock reserved under the Stock Plan, and

•

Revise the fungible share design whereby awards issued without an exercise price (“full-value awards”) other than options and SARs, results in a debit to the Stock Plan share pool of 2.03 shares for each share subject to a full-value award. Also, full-value awards that are forfeited without being settled in full will be added back to the share pool at the rate of 2.03 shares for each full-value share forfeited. Under the Existing Plan, the fungible share design ratio for full-value awards was 1.56 to 1. The new 2.03 to 1 share ratio is approximately 30% higher than the previous 1.56 to 1 ratio that had applied to full-value awards that were granted before the proposed Stock Plan Amendment.

Except for the changes described above, the Existing Stock Plan has not and is not being amended in any material way. The Existing Stock Plan was also amended recently to include an executive incentive compensation recoupment provision (described more fully below), which augments the Company’s ability to seek the recovery of incentive compensation erroneously paid to the CEO and executives who report directly to the CEO in the event material accounting errors occur that require correction of the Company’s issued financial statements.

Rationale for and Reasons Why the Board Recommends Voting for the Stock Plan Amendment

The Stock Plan is a critical element of our compensation policy.    We believe that long-term incentive compensation programs align the interests of management, employees and the stockholders to create long-term stockholder value. We believe that the Stock Plan increases our ability to achieve this objective by allowing for several different forms of long-term incentive awards, which we believe will help us to recruit, reward, motivate and retain talented personnel.

We strongly believe that the approval of the Stock Plan Amendment is essential to our continued success as our employees are our most valuable asset. Accordingly, the approval of the Stock Plan Amendment is in the best interest of our stockholders because equity awards granted under the Stock Plan help us to:

•	attract, motivate, and retain talented employees;

•	align employee and stockholder interests;

•	link employee compensation with company and stock performance; and

•	maintain a culture based on employee stock ownership.

Key Considerations. In determining the number of shares to propose adding to the Stock Plan, the Company considered the recently updated policies of Institutional Shareholder Services (ISS), a major proxy statement advisory service. The Company also considered key equity metrics such as gross burn rate, share repurchases, and the fungible plan design that applies to full-value equity awards. The Table below summarizes some of the key metrics of the Stock Plan over the past four years.

Fiscal Year	Shares Outstanding (000)(1)	Shares Granted (000)(4)	Shares Repurchased (000)	Gross Burn Rate(2)	Adjusted Gross Burn Rate(3)	Issued Overhang
2014	431,470	13,352	(38,011)	3.1%	7.1%	5.8%
2013	445,285	14,393	(41,184)	3.2%	7.0%	7.9%
2012	456,913	11,326	(24,307)	2.5%	6.1%	11.3%
2011	448,022	12,997	(48,004)	2.7%	6.8%	16.6%

(1)	Basic shares outstanding at the end of each fiscal year

(2)	Unadjusted gross burn rate is the total shares granted during the year divided by the ending basic shares outstanding

(3)	Adjusted gross burn rate is calculated under the ISS methodology which counts each RSU granted as 2.5 shares.

(4)	In 2013, the shares granted and burn rates were slightly higher than other years due primarily to the new hire grant for our CEO.

•

Declining Overhang Percentage. We have steadily reduced our issued overhang from 16.6% at the end of fiscal 2011 to 5.8% at the end of fiscal 2014 and expect to maintain in the future an issued overhang percentage similar to the rate in fiscal 2014.

•

Shares are Broadly Distributed. Our stock plan is widely spread among all employees. For example, our Named Executive Officers (as defined below) received approximately 13.1% of the shares awarded in fiscal 2014, while the remaining majority went to the broader employee population and employee new hires. Over the past four years, Named Executive Officers received approximately 13.3% of the total shares awarded;

•

Share Repurchases. The Company has committed to a regular return of capital, including a share repurchase program, to our stockholders. Our share repurchase program benefits our stockholders by reducing the potential dilution of the shares previously approved under the Existing Stock Plan. Over the previous four fiscal years, the Company repurchased $916.3 million in shares, reducing the number of common shares outstanding by 151.5 million shares, or nearly 3 times the number of shares granted over that period.

•

Controlled Burn Rate. Our unadjusted gross burn rate has averaged approximately 2.9% over the past four years and we have focused on controlling our burn rate to align it with our technology company peers and the broader technology market.

The Stock Plan Conforms to Best Practices.    We designed the Stock Plan to conform to best practices in equity incentive plans. For example, the Stock Plan:

•	Prohibits stock option repricing without stockholder approval;

•	Does not permit options to be granted with a term exceeding seven years;

•

Permits the granting of full-value awards such as restricted stock and restricted stock units, which can be used in lieu of stock options to reduce the total number of our shares necessary to grant competitive equity awards;

•	Eliminates the “evergreen” provision that our 1999 Stock Plan previously provided, thus eliminating the automatic annual increase in the number of shares available; and

•	Applies a fungible share design whereby each full-value award issued (other than options and SARs) results in a debit to the Stock Plan share pool of 2.03 shares.

•

Includes an executive incentive compensation recoupment provision augmenting the Company’s ability to seek repayment of incentive compensation erroneously paid to our CEO and executives who directly report to our CEO in the event our issued financial statements require correction due to the occurrence of material accounting errors.

The Company currently expects that by carefully managing future grants, and taking into account the effect of the new 2.03 to 1 ratio, the shares being added to the Stock Plan by the Stock Plan Amendment will be sufficient to satisfy the Company’s needs for two years. However, future business needs and or circumstances may result in the shares lasting longer or shorter than two years. The Company also considered general input from major stockholders regarding their policies for approving stock plan increases. This input was gathered from some of the Company’s largest stockholders as part of a general outreach to major stockholders concerning their policies regarding equity plan proposals.

If our stockholders do not approve the Stock Plan Amendment, our plans to operate our business could be adversely affected. Additionally, we may need to instead offer material cash-based incentives to compete for talent, which could have a significant effect upon our quarterly results of operations and balance sheet. Moreover, this would not be competitive with most other technology companies and our peer companies.

Our future success depends heavily on our ability to attract and retain highly skilled employees. The ability to grant equity awards is a necessary and powerful recruiting and retention tool for us to hire and motivate the quality personnel we need to compete.

Tax Aspects.    The Stock Plan is also designed to allow us to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain awards granted under the Incentive Plan. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees” as determined under Section 162(m) of the Code and applicable guidance. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. To enable compensation in connection with stock options, stock appreciation rights and certain restricted stock grants, restricted stock units, performance shares, performance units and performance bonuses awarded under the Stock Plan to qualify as “performance-based” within the meaning of Code Section 162(m), the Stock Plan limits the sizes of such awards as further described below. By its approval of the Stock Plan Amendment the stockholders will be approving, among other things, eligibility requirements for participation in the Stock Plan, performance measures upon which specific performance goals applicable to certain awards would be based, limits on the numbers of shares or compensation that could be made to participants, and the other material terms of the awards described below.

For these reasons, we request that stockholders approve the Stock Plan Amendment and the reservation of 29,500,000 additional shares for issuance. We anticipate such number of shares, when added to our remaining share reserve in the Existing Plan, will be sufficient to attract and retain key employees through at least April 2017. If the Stock Plan Amendment is not approved, we do not expect to be able to offer competitive equity packages to retain our current employees and hire new employees. The Existing Stock Plan, however, will continue to govern awards previously granted under it.

Description of the 2009 Stock Plan

The following is a summary of the principal features of the Stock Plan and its operation. The summary is qualified in its entirety by reference to the Stock Plan itself set forth in Appendix A.

General.    The Stock Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) restricted stock, (iii) restricted stock units, (iv) stock appreciation rights, (v) performance units and performance shares, and (vi) and other stock or cash awards. Each of these is referred to individually as an “Award.” Those who will be eligible for Awards under the Stock Plan include employees, directors and consultants who provide services to the Company and any parent or subsidiary. As of February 17, 2015, approximately 3,851 employees, consultants and directors would be eligible to participate in the Stock Plan. The Stock Plan will remain in effect for a term of 10 years from the date of its initial adoption.

Number of Shares of Common Stock Available Under the Stock Plan.    Initially, the Board reserved 48 million shares of our common stock for issuance under the Stock Plan, plus any Shares subject to stock options or similar awards granted under the Company’s 1999 Plan, the Company’s 1999 Nonstatutory Stock Option Plan and the 2001 McDATA Equity Incentive Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the Company’s 1999 Stock Plan, the Company’s 1999 Nonstatutory Stock Option Plan and the 2001 McDATA Equity Incentive Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to this clause equal to 40,335,624 shares. The shares may be authorized, but unissued, or reacquired common stock. In 2012, stockholders approved an increase of 35,000,000 in the number of shares reserved for issuance under the Stock Plan for an aggregate reserve of 83,000,000 shares. We are requesting stockholders to approve an increase of 29,500,000 in the number of shares reserved for issuance under the Stock Plan.

From and after the effective date of the Stock Plan Amendment, shares subject to full-value awards count against the share reserve as 2.03 shares for every share subject to a full-value award. From and after the effective date of the Stock Plan Amendment, to the extent that a share that was subject to a full-value award is returned to the Stock Plan, the Stock Plan reserve will be credited with 2.03 shares that will thereafter be available for issuance under the Stock Plan.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to full-value awards, is forfeited to or repurchased by the Company, the unpurchased shares (or for full-value awards, the forfeited or repurchased shares) will become available for future grant or sale under the Stock Plan (unless the Stock Plan has terminated). With respect to stock appreciation rights, all shares subject to a stock appreciation right will cease to be available under the Stock Plan, other than shares forfeited due to failure to vest which will become available for future grant or sale under the Stock Plan (unless the Stock Plan has terminated). Shares that have actually been issued under the Stock Plan under any Award will not be returned to the Stock Plan and will not become available for future distribution under the Stock Plan, except that if shares issued pursuant to full-value awards are repurchased by the Company or forfeited to the Company, such shares will become available for future grant under the Stock Plan.

Shares used to pay the exercise price of an Award or satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Incentive Plan. To the extent an Award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the Stock Plan.

If we increase or decrease the number of issued shares of common stock by means of a stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, split-up, spin-off, combination or reclassification of the common stock, repurchase, or exchange of shares or other securities of the Company, or, in the Board’s sole discretion, other change in our corporate structure affecting our common stock, subject to any required action by stockholders, the Administrator will proportionately adjust the number of shares covered by each outstanding Award, the number of shares available for issuance under the Stock Plan and the price per share covered by each outstanding Award.

Administration of the Stock Plan.    The Board, or a committee of directors or of other individuals satisfying applicable laws and appointed by the Board (referred to herein as the “Administrator”), will administer the Stock

Plan. To make grants to certain officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Code Section 162(m) so that the Company can receive a federal tax deduction for certain compensation paid under the Stock Plan. Subject to the terms of the Stock Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards, to interpret the provisions of the Stock Plan and outstanding Awards, and to take other appropriate actions as provided under the Stock Plan. In addition, the Administrator may not amend any Award to reduce the exercise price of that Award or cancel any outstanding Award in exchange for cash or other Awards with a lower exercise price than the original Award, unless such action is approved by stockholders.

Options.    The Administrator is able to grant nonstatutory stock options and incentive stock options under the Stock Plan. The Administrator determines the number of shares subject to each option, although the Stock Plan provides that a participant may not receive options for more than 3,000,000 shares in any fiscal year, except in connection with his or her initial service with the Company, in which case he or she may be granted an option to purchase up to an additional 3,000,000 shares.

The Administrator determines the exercise price of options granted under the Stock Plan, provided the exercise price must be at least equal to the fair market value of our common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of our outstanding stock must be at least 110% of the fair market value of the common stock on the grant date.

The term of an option may not exceed seven years, except that, with respect to any participant who owns 10% of the voting power of all classes of the Company’s outstanding capital stock, the term of an incentive stock option may not exceed five years.

After a termination of service with us, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Award agreement (except as otherwise expressly provided for). If no such period of time is stated in the participant’s Award agreement, the participant will generally be able to exercise his or her option for 3 months (or 12 months in the case of death or disability) following his or her termination of service. In no event may an option be exercised later than the expiration of its term.

Restricted Stock.    Awards of restricted stock are rights to acquire or purchase shares of our common stock, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. The Award agreement will generally grant us a right to repurchase or reacquire the unvested shares upon the termination of the participant’s service with the Company for any reason (including death or disability). The Administrator will determine the number of shares granted pursuant to an Award of restricted stock, but no participant will be granted a right to purchase or acquire more than 3,000,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 3,000,000 shares of restricted stock in connection with his or her initial service with us.

Restricted Stock Units.    Awards of restricted stock units result in a payment to a participant only if the vesting criteria the Administrator establishes are satisfied. Upon satisfying the applicable vesting criteria, the participant will be entitled to the payout specified in the Award agreement. The Administrator, in its sole discretion, may pay earned restricted stock units in cash, shares, or a combination thereof. On the date set forth in the Award agreement, all unearned restricted stock units will be forfeited to us. The Administrator determines the number of restricted stock units granted to any participant, but no participant may be granted more than 3,000,000 restricted stock units during any fiscal year, except that the participant may be granted up to an additional 3,000,000 restricted stock units in connection with his or her initial service with us.

Stock Appreciation Rights.    The Administrator will be able to grant stock appreciation rights, which are the rights to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. We can pay the appreciation in cash, common stock of equivalent value, or a combination thereof. Stock appreciation rights will become exercisable at the times and on the terms established by the Administrator, subject to the terms of the Stock Plan. The Administrator, subject to the terms of the Stock Plan, will have complete discretion to determine the terms and conditions of stock appreciation rights granted under the Stock Plan; provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant. The term of a stock appreciation right may not exceed 7 years. No participant will be granted stock appreciation rights covering more than 3,000,000 shares during any fiscal year, except that a participant may be granted stock appreciation rights covering up to an additional 3,000,000 shares in connection with his or her initial service with us.

After termination of service with us, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the Award agreement (except as otherwise expressly provided for). If no such period of time is stated in a participant’s Award agreement, a participant will generally be able to exercise his or her stock appreciation right for 3 months (or 12 months in the case of death or disability) following his or her termination of service. In no event will a stock appreciation right be exercised later than the expiration of its term.

Performance Units and Performance Shares.    The Administrator will be able to grant performance units and performance shares, which are Awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the Awards otherwise vest. The Administrator will establish performance or other vesting criteria in its sole discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants.

Notwithstanding the foregoing, after the grant of performance units or shares, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or shares. During any fiscal year, no participant will receive more than 3,000,000 performance shares and no participant will receive performance units having an initial value greater than $15,000,000, except that a participant may be granted performance shares covering up to an additional 3,000,000 performance shares in connection with his or her initial service with us. Performance units will have an initial dollar value established by the Administrator on or before the date of grant. Performance shares will have an initial value equal to the fair market value of a share of the Company’s common stock on the grant date.

Performance Goals.    The granting and/or vesting of full-value awards and other incentives under the Stock Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement including: cash position, company free cash flow, earnings per share, earnings before interest, taxes, depreciation and amortization, gross margin, internal rate of return, net cash provided by operations, net income, operating cash flow, operating expenses, operating income, profit before tax, return on assets, return on equity, return on gross fixed assets, return on sales, revenue, revenue growth, and total stockholder return. The performance goals may differ from participant to participant and from Award to Award. Any criteria used may be measured in absolute terms, measured in terms of growth, compared to another company or companies, measured against the market and/or applicable market indices, measured against the performance of the Company as a whole or a segment of the Company, and/or measured on a pre-tax or post-tax basis, if applicable.

Transferability of Awards.    Awards granted under the Stock Plan are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant. Additionally, the Administrator may not determine and implement the terms and conditions of any program that would permit participants the opportunity to transfer for value any outstanding Awards to a financial institution or other person without stockholder approval.

Merger or Change in Control.    In the event of a merger or change in control of the Company, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options or stock appreciation rights, including shares as to which such Awards that would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, all restricted stock units will fully vest, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met unless otherwise expressly provided for in the Award agreement. In addition, if an Award becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the Administrator will notify the participant in writing or electronically that the Award will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Award will terminate upon the expiration of such period.

Amendment and Termination of the Stock Plan.    The Board will have the authority to amend, alter, suspend or terminate the Stock Plan, except that stockholder approval will be required for any amendment to the Stock Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the Stock Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the Administrator and which agreement must be in writing and signed by the participant and the Company. The Stock Plan will terminate in 2019, unless the Board terminates it earlier.

Incentive Compensation Recoupment.    In the event that material accounting errors occur that require correction of the Company’s issued financial statements, whether or not such errors result from fraud or intentional misconduct by executives, the Compensation Committee of the Board shall have the discretion to seek repayment of cash or equity incentive compensation erroneously paid or granted to the CEO or any of the executives of the Company who report directly to the CEO if the amount of such compensation would have been lower had it been calculated based upon financial statements free of such accounting errors. In determining whether to pursue such repayment, the committee will take into account certain considerations, including without limitation the feasibility and expense of recoupment, any pending legal action and the amount of time since the occurrence of the accounting error requiring correction.

Number of Awards Granted to Employees, Consultants, and Directors.    The number of Awards that an employee, director or consultant may receive under the Stock Plan is at the discretion of the Administrator and therefore cannot be determined in advance. The following table sets forth (i) the aggregate number of shares of common stock subject to options granted under the Existing Stock Plan during fiscal 2014, (ii) the average per share exercise price of such options, (iii) the aggregate number of restricted stock units and/or performance stock units granted under the Existing Stock Plan during fiscal 2014, and (iv) the dollar value of such restricted stock units and/or performance stock units. There were no grants of restricted stock, stock appreciation rights, or performance shares under the Existing Stock Plan during fiscal 2014.

Name of Individual or Group	Number of Options Granted (#)	Average Per Share Exercise Price ($)	Number of Stock Units (#)	Dollar Value of Stock Units ($)
Lloyd Carney	400,000	$8.59	545,000	$6,148,050
Daniel Fairfax	78,000	$8.59	116,500	$1,264,705
Ken Cheng	85,000	$8.59	121,000	$1,328,500
Gale England	83,000	$8.59	117,800	$1,288,422
Jeffrey Lindholm	78,000	$8.59	119,000	$1,286,180
All executive officers, as a group	1,042,000	$8.72	1,216,300	$13,246,987
All directors who are not executive officers, as a group			230,000	$2,346,000
All employees who are not executive officers, as a group	728,000	$9.46	10,135,315	$96,681,079

Certain Federal Income Tax Information

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of Awards granted under the Stock Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options.    No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options.    No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than 2 years after the grant date and more than 1 year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the 2 or 1 year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights.    No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares.    A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

Tax Effect for the Company.    The Company generally will be entitled to a tax deduction in connection with an Award under the Stock Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its 3 most highly compensated executive officers (other than the Chief Financial Officer). Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Stock Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The Stock Plan has been designed to permit the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such Awards.

Section 409A.    Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, subject to certain exceptions, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the Stock Plan with a deferral feature will be subject to the requirements of Section 409A. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states such as California have adopted similar provisions.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE STOCK PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Voting Thresholds

Approval of the amendment and restatement of the 2009 Stock Plan requires the approval of a majority of the votes cast on the proposal at the Annual Meeting. Abstentions will have the effect of a vote “against” the approval of the amendment and restatement of the 2009 Stock Plan. Broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that stockholders vote “FOR” the approval of the amendment and restatement of the 2009 Stock Plan and the number of shares reserved for issuance under this incentive plan.

PROPOSAL FOUR

AMENDMENT AND RESTATEMENT OF THE 2009 DIRECTOR PLAN

The stockholders are being asked to approve an amendment and restatement (the “Director Plan Amendment”) of the 2009 Director Plan (the “Director Plan”) to increase the Director Plan’s share reserve by 1,000,000 shares, change the fungible ratio at which RSUs are deducted and returned to the Director Plan, eliminate the fixed share initial restricted stock unit award granted in connection with election or appointment to our Board, change the formula for calculating a pro-rata annual grant for a new director who first becomes a director other than at an Annual Meeting, and revise the annual restricted stock unit award to cover a fixed value of shares. The Board has adopted the Director Plan Amendment, subject to stockholder approval at the annual meeting of stockholders (“Annual Meeting”). As of February 18, 2015, there were 260,100 shares available for issuance under the existing version of the Director Plan prior to the Director Plan Amendment (the “Existing Director Plan”). If the stockholders approve the Director Plan Amendment, it will be effective as of the date of the 2015 Annual Meeting. In the event stockholders do not approve the proposed Director Plan Amendment, the Director Plan Amendment will not take effect and the Existing Director Plan will continue to be administered in its current form until the share reserve expires and all outstanding awards have been exercised, vested or terminated. The Board has determined that it is in the best interests of the Company and its stockholders to have a Director Plan as amended by the Director Plan Amendment and is asking the Company’s stockholders to approve the Director Plan Amendment.

Changes in the Amended and Restated Director Plan

The following is a summary of the material changes that are contained in the Director Plan Amendment, as compared to the Existing Director Plan that was approved at Brocade’s annual meeting of stockholders in April 2013. Please also read the summary of the principal features of the amended and restated Director Plan below.

•

1,000,000 shares of our common stock are being added to the pool of shares available for issuance under the Director Plan. As of February 18, 2015, 260,100 shares remained available for grant under the existing Director Plan.

•

If stockholders approve the Director Plan Amendment, the formula for making annual awards to our nonemployee directors will change, beginning with awards granted in connection with the 2015 Annual Meeting. Specifically, each nonemployee director who will continue to be a director after the Annual Meeting including nonemployee directors first elected at an Annual Meeting, automatically will be granted restricted stock units (“RSUs”) having a value of $200,000 on the date of such Annual Meeting. Under the terms of the Director Plan, value for this purpose would generally be calculated as the closing price on the grant date of the shares covered by the RSUs granted.

•

Under the Director Plan Amendment, if a director is first appointed between Annual Meetings, then such a director receives upon his or her appointment a pro-rata portion of the annual RSU award described above based on the number of months remaining from the date of appointment until the next Annual Meeting.

•	The fixed share initial RSU grant in connection with initial appointment or election of a nonemployee director has been eliminated from the Director Plan.

•	The fungible share ratio is revised whereby awards of RSUs result in a debit to the Director Plan’s share reserve of 2.03 shares for each share subject to an award.

•	Awards that are forfeited or repurchased by the Company and returned to the Director Plan will result in a credit to the Director Plan of 2.03 shares for every share returned.

•

The pro-ration formula used to calculate the number of RSUs to be granted to a nonemployee director who is appointed to the Board between Annual Meetings was changed from a quarterly calculation to a monthly calculation.

•	The pro-rated RSUs granted to nonemployee directors who are appointed to our Board between Annual Meetings will vest at the next Annual Meeting.

•

The following paragraphs provide a summary of the principal features of the Director Plan and its operation. The Director Plan is set forth in its entirety as Appendix B to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix B.

Except for the changes described above, the Existing Director Plan has not and is not being amended in any material way.

Description of the 2009 Director Plan

General.    The Director Plan permits the grant of stock options and RSUs (each, an “Award”). Only directors who are not employed by the Company or any parent or subsidiary are eligible to receive Awards under the Director Plan. As of February 18, 2015, eight directors were eligible to participate in the Director Plan. The number of individuals who are eligible to receive Awards in the future will depend on the number of nonemployee directors who are members of our Board. Our non-employee directors are eligible for awards under the 2009 Stock Plan. Currently, our nonemployee directors only receive Awards under this Director Plan, except that the Chairman of the Board receives an annual grant of RSUs under the 2009 Stock plan.

Number of Shares of Common Stock Available Under the Director Plan.    At the 2009 Annual Meeting, stockholders approved reserving a total of 2,000,000 shares of our common stock for issuance under the Director Plan, plus any shares subject to stock options or similar awards granted under the now expired 1999 Director Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 1999 Director Plan that are forfeited to or repurchased by the Company. However, the maximum number of shares that may be added to the Director Plan from the 1999 Director Plan was 870,000 shares. The shares issuable under the Director Plan may be authorized, but unissued, or reacquired common stock. We are requesting stockholders to approve an increase of 1,000,000 in the number of shares reserved for issuance under the Director Plan. As of February 18, 2015, 260,100 shares remained available for grant under the Existing Director Plan.

Shares subject to Awards of RSUs count against the share reserve as 2.03 shares for every share subject to such Award. To the extent that a share that was subject to an award of RSUs is returned to the Director Plan, the Director Plan reserve will be credited with 2.03 shares that will thereafter be available for issuance under the Director Plan.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to RSUs, is forfeited to or repurchased by the Company, the unpurchased shares (or for RSUs, the forfeited or repurchased shares) will become available for future grant or sale under the Director Plan (unless the Director Plan has terminated). Shares that have actually been issued under the Director Plan under any Award will not be returned to the Director Plan and will not become available for future distribution under the Director Plan, except that if shares issued pursuant to a RSU are repurchased by the Company or forfeited to the Company and returned to the plan, such shares will become available for future grant under the Director Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Director Plan.

If we increase or decrease the number of issued shares of common stock by means of a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, subject to any required action by stockholders, the number of shares covered by each outstanding Award, the number of shares available for issuance under the Director Plan and the price per share covered by each outstanding Award will be proportionately adjusted.

Administration of the Director Plan.    The Director Plan is administered by the Compensation Committee of our Board. The Compensation Committee has all authority and discretion necessary or appropriate to make determinations and rules under the Director Plan.

Options.    The Director Plan permits the grant of stock options to eligible directors. However, as of April 10, 2013 and until otherwise determined by the Board or Compensation Committee, no options will be granted under the Director Plan. The exercise price of any options granted under the Director Plan will be equal to the fair market value of our common stock on the date of grant. The term of these options will be no longer than seven years from the date of grant. After a termination of service with us, a participant will be able to exercise his or her option for (a) three months following his or her termination for reasons other than death or disability, or (b) 12 months following his or her termination due to death or disability, but in all cases no later than the expiration of its seven year term.

Restricted Stock Units.    RSUs result in a payment of shares to a participant if the vesting criteria specified by the Compensation Committee are satisfied.

Beginning with the 2015 Annual Meeting, each nonemployee director automatically will be granted RSUs annually having a value of $200,000 (“Annual Grant”) on the date of the Annual Meeting, including any nonemployee directors first elected to our Board at such Annual Meeting. To receive this Annual Grant, the nonemployee director must be continuing in service at and immediately following such Annual Meeting. Each such grant of RSUs will vest and become payable as to 100% of the shares subject to the grant on the earlier of the 1 year anniversary of the date of grant or the next Annual Meeting, but only if such person continues to serve as a director on the vesting date. For clarity, if a nonemployee director is elected at an Annual Meeting, he or she receives the full annual RSU award immediately following such Annual Meeting.

If a director is first appointed as a director other than at an Annual Meeting, then the director receives a pro-rata portion of the annual RSU award (described above) based on the number of months between the appointment date of such nonemployee director and the next Annual Meeting. This pro-rata grant will vest at the next Annual Meeting, but only if such person continues to serve as a director on the vesting date.

If the calculation of the value of an Annual Grant or a pro-rated Annual Grant results in a number of RSUs that is not a whole number, the number of RSUs subject to such grants will be rounded up to the next whole number.

Transferability of Awards.    Awards granted under the Director Plan are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Merger or Change in Control.    In the event of a merger or change in control of the Company, each outstanding Award may be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options, including shares as to which such Awards would not otherwise be vested or exercisable, and all RSUs will fully vest. In addition, if an option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the Board will notify the participant in writing or electronically that the option will be fully vested and exercisable for a period of 30 days from the date of such notice, and the option will terminate upon the expiration of such period.

Amendment and Termination of the Director Plan.    The Board and the Compensation Committee have the authority to amend or terminate the Director Plan at any time and for any reason. This amendment authority includes (but is not limited to) the authority (without further stockholder approval) to change the number, type and terms of Awards granted in the future. Stockholder approval will be required for any amendment to the

Director Plan to the extent that the Board or the Compensation Committee determines that such approval is required by any applicable laws. The Director Plan will terminate in 2019, unless the Board decides to terminate the Plan prior to that time.

Value of Awards to Directors.    The following table sets forth (a) the aggregate number of Awards that are expected to be received by the Company’s nonemployee directors as a group on the date of the 2015 Annual Meeting, assuming the Director Plan is approved by stockholders, and (b) the average per share exercise price or dollar value of such awards. The actual number and value of Awards to any director in any year cannot be known in advance because the formula for granting Awards may change. In no event may any director receive Awards with a value greater than $750,000 in any fiscal year of the Company. Our nonemployee directors have an interest in this proposal because they are eligible to receive Awards under the Director Plan.

Name of Individual or Group(1)	Number of Options Granted (#)	Average Per Share Exercise Price ($)	Number of Stock Units (#)	Dollar Value of Stock Units ($)(2)

All executive officers, as a group	—	—	—	—

All directors who are not executive officers, as a group	—	—	230,000	$2,346,000

All employees who are not executive officers, as a group	—	—	—	—

(1)	Executive officers and employees are not eligible to participate in the Director Plan.

(2)	Dollar value of RSUs is based on the fair value for Brocade’s common stock on date of grant where such fair value is measured by reducing the closing stock price on the date of grant by the present value of the dividends expected to be paid during the requisite service period.

Eligibility Under the 2009 Stock Plan

Subject to the limits described in the 2009 Stock Plan, nonemployee directors also are eligible to receive equity-based compensation awards under the Company’s 2009 Stock Plan, which last was approved by our stockholders at the Annual Meeting in 2012.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and to the Company of Awards granted under the Director Plan. Tax consequences for any particular individual may be different.

Stock Options.    All options granted under the Director Plan are nonqualified stock options (not incentive stock options). No taxable income is reportable when a nonqualified stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Units.    A participant generally will not have taxable income at the time an Award of RSUs is granted. Instead, he or she generally will recognize ordinary income in the first taxable year in which his or her interest in the shares becomes vested.

Tax Effect for the Company.    The Company generally will be entitled to a tax deduction in connection with an Award under the Director Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income.

Voting Thresholds

Approval of the amendment and restatement of the 2009 Director Plan requires the approval of a majority of the votes cast on the proposal at the Annual Meeting. For purpose of this proposal, abstentions will have the effect of a vote “against” the approval of the amendment and restatement of the 2009 Director Plan. Broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that stockholders vote “FOR” the approval of the amendment and restatement of the 2009 Director Plan.

PROPOSAL FIVE:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected KPMG LLP as our independent registered public accountants for the fiscal year ending October 31, 2015, and recommends that stockholders vote for ratification of such selection. Although ratification by stockholders is not required by law, the Company has determined that it is desirable to request ratification of this selection by the stockholders. If the stockholders do not ratify the selection of KPMG LLP, the Audit Committee may reconsider its selection. Notwithstanding its selection or voting results, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interests of Brocade and its stockholders.

KPMG LLP has audited our consolidated financial statements annually since it was first appointed in fiscal year 2002. We expect that representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Fees Billed by KPMG LLP During Fiscal Years 2014 and 2013

	Fiscal Year
	2014		2013
Audit Fees	$1,984,500		$1,880,172
Audit-Related Fees	300,000		230,790
Tax Fees	59,200		18,000

Total	$2,343,700	(1)	$2,128,962	(1)

(1)	Reflects the fees approved by Brocade and billed or to be billed by KPMG with respect to services performed for the audit and other services for the applicable fiscal year. There were no fees other than as described above.

“Audit Fees” consisted of fees for the audit of our annual financial statements, including audited financial statements presented in our annual report on Form 10-K, review of the financial statements presented in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions, the preparation of an annual “management letter” on internal control matters and assurance services provided in connection with the assessment and testing of internal controls with respect to Section 404 of the Sarbanes-Oxley Act of 2002.

“Audit-Related Fees” consisted of assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

“Tax Fees” consisted of professional services rendered by KPMG LLP for tax compliance and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

Preapproval Policy.    The Audit Committee has established a policy governing our use of the services of our independent registered public accountants. Under the policy, the Audit Committee is required to preapprove all audit and non-audit services performed by the Company’s independent registered public accountants in order to ensure that the provision of such services does not impair the public accountants’ independence. In fiscal years 2014 and 2013, all fees identified above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” that were billed or to be billed by KPMG LLP were approved by the Audit Committee in accordance with SEC requirements and the Audit Committee’s pre-approval policy.

Voting Thresholds

Ratification of the selection of KPMG LLP as our independent registered public accountants for fiscal year 2015 will be accomplished by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter. Abstentions are treated as shares of Common Stock present in person or represented by proxy and entitled to vote and therefore, will have the effect of a vote “against” the ratification of KPMG LLP as our independent registered public accountants. Broker non-votes will have no effect on the outcome of the vote.

The Board of Directors, on behalf of the Audit Committee, recommends that stockholders vote “FOR” the ratification of the selection of KPMG LLP as Brocade’s independent registered public accountants for the fiscal year ending October 31, 2015.

PROPOSAL SIX:

STOCKHOLDER PROPOSAL REGARDING INCENTIVE COMPENSATION RECOUPMENT POLICY

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, New York, 11021, the beneficial owner of no fewer than 500 shares of Brocade’s common stock, has notified Brocade of his intent to present the following proposal at the Annual Meeting.

Proposal 6 — Recovery of Unearned Management Bonuses

RESOLVED, that shareholders request the Compensation Committee of the Board of Directors to adopt an incentive compensation recoupment policy to provide that the Committee will (a) review, and determine whether to seek recoupment of incentive compensation paid, granted or awarded to a senior executive if, in the Committee’s judgment, (i) there has been misconduct resulting in a violation of law or company policy, that causes significant financial or reputational harm to the company and (ii) the senior executive either committed the misconduct or failed in his or her responsibility to manage or monitor conduct or risks; and (b) disclosure to shareholders the circumstances of any recoupment, and of any Committee decision not to pursue recoupment in instances that meet criteria (i) and (ii). The Policy should mandate that the above recoupment provisions be included in all future incentive plans and award agreements and that the policy be posted on the company website.

Recoupment includes (a) recovery of compensation already paid and (b) forfeiture, recapture, reduction or cancellation of amounts awarded or granted to an executive over which the company retains control. The Policy should operate prospectively, so as not to affect any compensation paid, awarded or granted before it takes effect.

Compensation policies should promote sustainable value creation. Former GE general counsel Ben Heineman Jr. said that recoupment policies with business-related misconduct triggers are “a powerful mechanism for holding senior leadership accountable to the fundamental mission of the corporation: proper risk taking balanced with proper risk management and the robust fusion of high performance with high integrity.” (http://blogs.law.harvard.edu/corpgov/2010/08/13/making-sense-out-of-clawbacks/) Such policies allow boards to recoup incentive payouts that may have been the undeserved result of erroneous or fraudulent financial reporting.

Please vote to protect shareholder value:

Recovery of Unearned Management Bonuses — Proposal 6

STATEMENT OF BROCADE’S BOARD OF DIRECTORS

Brocade’s Board of Directors unanimously recommends that the stockholders vote “AGAINST” this proposal six for the following reasons (explained below in further detail).

The actions requested by this proposal are unnecessary and the proposal should not be adopted because the Company already has adopted incentive compensation recoupment (“clawback”) terms that are currently in place, the Company’s clawback terms are more comprehensive and definitive in their scope and application, and the Company’s clawback terms are specifically designed to address stockholder concerns regarding executive accountability and managerial responsibility. By contrast, the stockholder proposal is vague as to whom the policy would apply and how the Company would execute its terms. Moreover, the stockholder proposal requires that there be misconduct or fraud on the part of executives to whom the proposal would apply, whereas the

Company’s policy is applicable in the event of a material accounting error requiring a correction or restatement, regardless of the existence of fraud or misconduct. Accordingly, the Company believes its existing clawback policy is more consistent with industry best practices and the better example of good corporate governance.

In January 2015, we adopted clawback terms regarding recoupment of unearned cash and equity incentive compensation in the event of an accounting restatement and those are included in the Company’s 2009 Stock Plan and the Company’s Senior Leadership Plan. Those clawback terms are described in the Compensation Discussion and Analysis on page 46 of this Proxy Statement, and provide as follows:

Brocade is committed to the principle of strong corporate governance and the integrity of its financial statements. In the event that material accounting errors occur that require correction of the Company’s issued financial statements, whether or not such errors result from fraud or intentional misconduct by Executives (as defined below), the intent of this policy is for the Compensation Committee to seek repayment of all cash-based incentive compensation or performance-based equity compensation (“Incentive Compensation”) erroneously paid or granted to the CEO and any of the executives of the Company who report directly to the CEO (collectively, “Executives”) based on the material accounting error, if the amount of such Incentive Compensation would have been lower had the Incentive Compensation been calculated based upon financial statements free of any material accounting errors. In determining whether to pursue such repayment, the Compensation Committee will take into account certain considerations including but not limited to the feasibility and expense of recoupment, any pending legal action, and the passage of time since the occurrence of the accounting error requiring the correction.

Brocade’s clawback terms reflect the Board’s view that an appropriately balanced policy should contain sufficient detail to inform employees as to what activity is prohibited and could subject them to a clawback. The clawback terms cover a broader range of conduct that could be detrimental to the Company and its stockholders. Understanding the Board’s expectations is, in our view, an important deterrent to undesirable behavior.

The proponent’s policy is less specific than our clawback terms and may be viewed as narrower than ours in many important respects. The chart below compares the two.

	Current Brocade Clawback	Stockholder Proposal Policy
Covered Employees	CEO and all executives who report directly to the CEO (approximately 10 employees).	Senior executives.
Conduct	• Accounting error that requires correction of financial statements • Misconduct or fraud not required to pursue recoupment.	Misconduct or failure of individual to manage or monitor conduct or risks.
Policy Triggers	Clawback triggered if a material accounting error occurs that requires correction of financial statements, whether or not that error results from fraud or intentional misconduct.	Misconduct resulting in a violation of law or company policy that causes significant financial or reputational harm or senior executive committed the misconduct or failed in his or her responsibility to manage or monitor conduct or risk.
Considerations to be Taken Into Account in Recoupment	• Feasibility and expense of recoupment; • Pending legal action; and • Passage of time since the accounting error.	None specified.

	Current Brocade Clawback	Stockholder Proposal Policy
Amount Subject to Recovery	The Compensation Committee may seek repayment of all cash-based incentive compensation or performance-based equity compensation erroneously paid or granted based on the material accounting error, if the amount would have been lower if the compensation had been calculated based upon financial statements free of any material accounting errors.	Recovery of compensation already paid or forfeiture, recapture, reduction or cancellation of amounts awarded.

Our commitment to accurate financial reporting is reflected not only in our clawback terms but also in our Code of Business Conduct and Ethics, our Code of Ethics for Principal Executive and Senior Financial Officers and other policies. Our Code of Business Conduct and Ethics requires all of our employees to promote full, fair, accurate, timely and understandable disclosure and reporting of Company information, including the Company’s financial results and financial condition and to comply with Company policies, procedures and controls designed to promote accurate and complete recordkeeping. The Code of Business Conduct and Ethics also provides that our accounting and financial reporting must follow all applicable laws and our accounting policies.

Even without our clawback terms, existing rules require recoupment in certain cases and new related rules are still pending from the SEC and NASDAQ. Applicable law, including the Sarbanes-Oxley Act of 2002, requires certain executives to reimburse the company for certain incentive-based or equity-based compensation, as well as certain profits from the sale of the company’s securities if the company is required to prepare an accounting restatement due to the material noncompliance of the company, as a result of misconduct, with any financial reporting requirement under the securities laws. In addition, the SEC and NASDAQ have yet to promulgate regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) with respect to recoupment policies for public companies. When these final rules are adopted, we expect to revise our existing clawback policy as necessary to comply.

We believe our existing clawback terms strike an appropriate balance. They establish appropriate standards for recouping incentive compensation erroneously paid to Executives while providing sufficient detail to appropriately inform and motivate our Executives. Adopting the proponent’s policy would create uncertainty without significant enhancement to our existing authority to seek a clawback. It is for these reasons that we recommend a vote against this proposal.

The Board of Directors unanimously recommends that stockholders vote “AGAINST” the stockholder proposal regarding an incentive compensation recoupment policy.

Voting Thresholds

Approval of the stockholder proposal to adopt an incentive compensation recoupment policy requires the approval of a majority of the Votes cast with respect to the proposal (i.e.: votes “For” or “Against”). Abstentions and broker non-votes will have no effect on the outcome of the vote. However, because this is an advisory vote, the result of this vote will not be binding on the Board or the Company and will not, by itself, implement the incentive compensation recoupment policy.

EXECUTIVE OFFICERS

Set forth below is information regarding our executive and certain key officers as of January 15, 2015.

Name	Age	Position
Lloyd A. Carney	52	Chief Executive Officer and Director
Ken Cheng	59	Chief Technology Officer and Senior Vice President, Corporate Development and Emerging Business
Gale England	65	Chief Operating Officer and Senior Vice President, Operations
Daniel W. Fairfax	59	Senior Vice President, Finance and Chief Financial Officer
Jeffrey Lindholm	58	Senior Vice President, Worldwide Sales

Lloyd A. Carney was named Chief Executive Officer of Brocade in January 2013 and has served as a director since February 2013. Before joining Brocade, Mr. Carney served as chief executive officer and member of the board of directors of Xsigo Systems, a venture-funded IO Virtualization Platform company, from January 2008 until it was acquired by Oracle Corporation in July 2012. He is also a member of the board of directors of Technicolor SA, where he serves as the chairman of that board’s Technology Committee. During the last five years, Mr. Carney has previously served as a director for Cypress Semiconductor Corporation. Mr. Carney holds a B.S. in Electrical Engineering Technology from Wentworth Institute and an M.S. in Applied Business Management and an HonD. in Electrical Engineering Technology from Lesley College.

Ken Cheng was named as Chief Technology Officer and Vice President, Corporate Development and Emerging Business in May 2013 and was promoted to Chief Technology Officer and Senior Vice President, Corporate Development and Emerging. Previously at Brocade, Mr. Cheng served as Vice President, Routing, Application Delivery and Software Networking Group from 2010 to 2013, and Mr. Cheng served as Vice President, Layer 2-3 Products from 2008 to 2010. Mr. Cheng joined Brocade in 2008 through Brocade’s acquisition of Foundry where he held various executive management positions during his 10-year tenure. Prior to Foundry, Mr. Cheng served as Chief Operating Officer and Vice President of Engineering for DG Systems (now Extreme Reach), a content distribution network company. Mr. Cheng also held senior engineering management positions at Network Equipment Technologies (NET) and Bell Northern Research (later Nortel Labs). Mr. Cheng has a B.S. in Applied Mathematics from Queen’s University (Canada), an M.B.A. from Santa Clara University, and a Certificate in Music from the Royal Academy of Music (England).

Gale England was named as Chief Operating Officer and Senior Vice President in January 2015. Previously at Brocade, Mr. England served as Senior Vice President of Operations since December 2013 and as Vice President of Customer Advocacy and Operational Effectiveness since he first joined Brocade in June 2013. Before joining Brocade, Mr. England was previously the senior vice president of Global Operations and Quality at Grass Valley LLC., where he managed the rollout of services and technologies that improved the company’s manufacturing, ordering, logistics, supply chain, and quality processes. He has also held senior positions at Nortel Networks, Bay Networks, Sonus Networks, and Numetrix Technologies. Mr. England holds a B.A. in Economics from California State University, Chico, as well as Technical and Professional Management Certifications from Boston University and Worcester Polytechnic Institute.

Daniel W. Fairfax was named Chief Financial Officer and Vice President of Finance in June 2011 and was promoted to Chief Financial Officer and Senior Vice President, Finance in January 2015. Mr. Fairfax joined Brocade in December 2008, as the result of the Company’s acquisition of Foundry Networks. From August 2009 to June 2011 Mr. Fairfax served as Vice President Global Services. From January 2009 to August 2009 Mr. Fairfax served as Vice President Business Operations. Mr. Fairfax joined Foundry Networks in May 2006 as Vice President, Corporate Controller. Mr. Fairfax served as Foundry’s Chief Financial Officer between

January 2007 and December 2008. Mr. Fairfax has more than 25 years of senior financial and operations management experience. Prior to joining Foundry Networks, Mr. Fairfax served as Senior Vice President and Chief Financial Officer of GoRemote Internet Communications. He also served as Chief Financial Officer of Ironside Technologies, Inc.; ACTA Technology; and NeoVista Software. Before that, Mr. Fairfax held senior financial management and operations positions at Siemens and Spectra-Physics. Mr. Fairfax holds a B.A. in Economics from Whitman College and an M.B.A. from the University of Chicago.

Jeffrey Lindholm was named as Senior Vice President of Worldwide Sales and Field Operations in March 2013. Prior to joining Brocade from December 2007 to March 2013, Mr. Lindholm served as the Senior Vice President of Field Operations at Arbor Networks, a provider of network security and management solutions for enterprise and service provider networks. Prior to joining Arbor Networks, from December 2006 until August 2008, Mr. Lindholm served as Senior Vice President of Sales and Marketing at Bigband Networks, Inc. Mr. Lindholm also served in key executive roles, including Senior Vice President of Worldwide Sales as well as Chief Marketing Officer at Juniper Networks, a manufacturer of network equipment. Mr. Lindholm holds a B.S. in Marketing from Boston College in Chestnut Hill, Massachusetts.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Summary

Pay-for-performance Philosophy and Objectives

Our executive compensation program is based on an overarching pay-for-performance philosophy. Consistent with our philosophy, we designed our executive compensation program to achieve the following primary objectives:

•	Provide compensation and benefit levels that will attract, retain, motivate and reward a highly talented executive team within the context of responsible cost management;

•	Establish a direct link between the Company’s financial results and strategic objectives and its executive compensation; and

•	Align the interests and objectives of our executives with those of our stockholders by linking executive equity awards to shareholder value creation and cash incentives to Company performance.

Business Performance for Fiscal 2014

For fiscal 2014, Brocade reported annual revenues of $2,211 million, essentially flat year over year, due to the divestiture and repositioning of certain product lines that allowed the Company to focus on its data center business.

Fiscal 2014 was the most profitable year in the Company’s history, with non-GAAP diluted earnings per share (“EPS”) growth of 12%, reflecting a strong focus on efficiency and delivering on our business model targets. This increased focus on efficiency allowed the Company to achieve full-year non-GAAP gross margins and operating margins of 67.3% and 25.9%, respectively. Full-year operating cash flow was $542 million, a 20% increase over fiscal 2013. Brocade also exceeded the commitment to return at least 60 percent of free cash flow to shareholders, including the payment of Brocade’s first dividend in fiscal 2014. This strong free cash flow for fiscal 2014 enabled Brocade to strengthen the cash on our balance sheet and repurchase $335.4 million of our common stock during the year. From a product perspective, Brocade expanded its data center and campus portfolios, providing differentiated solutions designed to help customers transform their networks into strategic assets.

During fiscal 2014, the Company’s stock price increased from $7.83 (closing price on October 25, 2013) to $10.73 (closing price on October 31, 2014), representing an increase of 37%. As of November 25, 2014, which was the first day of trading after the Company reported fiscal 2014 fourth quarter results, Brocade’s closing stock price had increased an additional 6% to $11.40 per share.

Summary of 2014 Executive Compensation

The following lists key compensation matters for fiscal 2014 with respect to our executives including our NEOs, as defined on page 46:

•	For our NEOs, between 63% to 73% of the individual’s total compensation is tied to achievement of internal financial targets and Company stock price performance.

•

In fiscal 2014, we achieved 118% of the Adjusted Free Cash Flow target, 99% of the Total Revenue Target, and 113% of the Data Center IP Revenue target. In aggregate, the resulting funding for the Company’s Senior Leadership Plan (“SLP”) for our executives was 155.1% of the target level due to scaling applied to the actual performance measures, whether above or below targets.

•

The Company granted long-term equity awards that link the interests of our executives with those of our shareholders. Specifically, those awards include Performance Stock Units (“PSUs”), which are earned based on the Company’s stock price performance compared to the total shareholder return of the NASDAQ Telecom Index over a 2-year performance period. The PSUs vest over a 3-year period with 50% vesting after the end of the second year when the performance period ends and the remaining 50% vesting occurs on the third anniversary of the start of the performance period. In addition, we granted stock options that vest monthly over a 4-year period. We believe that since stock options do not provide any value to executives unless the stock price rises, the stock options motivate the executives to drive successful execution of the business strategy in order to cause the stock price to appreciate. We also grant service-vesting Restricted Stock Units (“RSUs”) to enhance the retention of our executives.

Our Compensation Committee has endeavored to align executive compensation, including the CEO’s compensation, with shareholder value creation. For fiscal 2014, approximately 73% of Mr. Carney’s annual compensation was performance-based. For fiscal 2013, approximately 77% of Mr. Carney’s annual compensation was performance-based. Mr. Klayko’s compensation for the last three full years of service as the Company’s former CEO was on average 67% performance-based. For this calculation, we consider the annual bonuses at target, stock option grants and performance stock unit awards to be performance-based.

Notes:

•

The Total Direct Compensation (“TDC”) chart above consists of the base salary paid, the actual annual cash incentive (bonus) paid and the grant date fair value of equity awards as disclosed in Brocade’s proxy statements.

•

Total Shareholder Return (“TSR”) is calculated based on the closing stock price on the date of the fiscal year end per Yahoo! Finance. The TSR indexed to 2010 represents the percentage change over the 2010 fiscal year-end price of $6.35.

•

For fiscal 2012, the actual total direct compensation for the then-CEO, Mr. Klayko, reflects the grant date fair value of an equity grant made on October 25, 2011, four days before the end of fiscal 2011; that equity grant was made as part of the compensation package for fiscal 2012 as approved by the Compensation Committee. See also the “Summary Compensation Table” on page 58 of this proxy statement.

•

For fiscal 2013, approximately the first quarter of the compensation is applicable to Mr. Klayko, Brocade’s former CEO, exclusive of severance costs. Mr. Carney became the CEO on January 14, 2013, and the amounts reflect the grant date fair value of his new hire equity award.

Good Governance and Best Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal 2014:

•

Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based, to align the interests of our executive officers and stockholders;

•	Performance-Based Incentives. We use performance-based short-term and long-term incentives without overlapping metrics;

•

Multi-Year Vesting Requirements. The annual equity awards granted to our Executive Officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives;

•

“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid);

•	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on personal benefits, other than on standard relocation benefits;

•	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits;

•	No Perquisites. We do not provide perquisites or other personal benefits to our Executive Officers beyond what is provided to other employees;

•

No Special Health or Welfare Benefits. Our Executive Officers participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees;

•

No Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our Executive Officers other than the plans available to all employees;

•	Stock Ownership Guidelines. The Company has Stock Ownership Guidelines for its Board members, Executive Officers and Vice Presidents reporting to the CEO;

•

Hedging, Pledging and Margin Accounts Prohibited. Executive Officers and Board members are prohibited from hedging, pledging, or margining Brocade common stock and all employees and Board members are prohibited from engaging in derivative transactions involving Brocade Common Stock;

•	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors;

•

Independent Compensation Committee Advisors. The Compensation Committee engaged its own compensation consultant to assist with its fiscal 2014 compensation reviews. This consultant performed no other consulting services for us;

•	Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company;

•

Compensation Risk. The Compensation Committee regularly reviews our compensation plans for risk. The Committee has determined the Company’s compensation programs do not create inappropriate or excessive risk that is likely to have a material adverse effect on the Company; and

•	Succession Planning. We review the risks associated with key Executive Officer positions to ensure adequate succession plans are in place.

New Good Governance and Best Practices for Fiscal 2015

•

Clawback. The Company has amended its SLP and 2009 Stock Plan to include “clawback” provisions augmenting the Company’s ability to recoup cash-based incentive compensation and performance-based equity awards from the CEO and executives who report directly to the CEO if the Company corrects or restates its published financial statements due to a material accounting error; and

•	Trading Plans. Executives who report directly to the CEO are encouraged to enter into Rule 10b5-1 trading plans to exercise options and/or to trade in the Company’s common stock.

Compensation Discussion and Analysis

Our Executive Officers are designated by the Board of Directors based on the definition contained in the rules promulgated under the Securities Exchange Act of 1934. This Compensation Discussion and Analysis describes the compensation program for our principal Executive Officer, our principal Financial Officer, and the next three most highly compensated Executive Officers of the Company during fiscal 2014 (the “Named Executive Officers 2014” or “NEOs”). During fiscal 2014, these individuals all of whom are included in the Summary Compensation Table on page 58 are:

•	Lloyd A. Carney, Chief Executive Officer;

•	Daniel W. Fairfax, Senior Vice President and Chief Financial Officer;

•	Jeffrey Lindholm, Senior Vice President, Worldwide Sales;

•	Ken Cheng, Chief Technology Officer and Senior Vice President of Corporate Development and Emerging Business; and

•	Gale England, Senior Vice President and Chief Operating Officer.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2014. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the Committee arrived at the specific compensation decisions for our Executive Officers, including our NEOs, for fiscal 2014, including the key factors that the Committee considered in determining their compensation.

This Compensation Discussion and Analysis is divided into the following sections:

•	Governance of our executive compensation program;

•	Fiscal 2014 compensation for our NEOs;

•	Other compensation policies; and

•	Tax and accounting considerations.

Governance of Our Executive Compensation Program

Role of the Compensation Committee

The purpose of the Committee is to discharge the Board of Directors’ responsibilities relating to the compensation of our executives and directors. The Committee has overall responsibility for: (i) overseeing the Company’s compensation and benefits policies, generally; (ii) overseeing, evaluating, and approving the compensation plans, policies, and programs applicable to Executive Officers and direct reports to the CEO; (iii) overseeing, evaluating and recommending to the full Board for approval, director compensation plans and programs; (iv) determining and overseeing the process of evaluating our CEO’s performance; and (v) overseeing the preparation of, reviewing and approving this Compensation Discussion and Analysis. With respect to the Company’s CEO, the Committee sets, and with respect to the NEOs (other than the CEO) and direct reports to the CEO, the Committee reviews and approves their:

•	Annual base salaries;

•	Annual incentive compensation;

•	Long-term incentive compensation;

•	Employment agreements (including severance and change-in-control arrangements); and

•	Other compensation, perquisites, or special benefit items, if any.

Management Interaction with Committee

In carrying out its responsibilities, the Committee works with members of our management team, including our CEO. The management team assists the Committee by providing information on Company and individual performance, market data, and management’s perspective and recommendations on compensation matters. The Committee solicits and reviews the CEO’s recommendations and proposals with respect to annual cash compensation adjustments, long-term equity incentive awards, program structures, and other compensation-related matters (other than for the CEO). The Committee uses the CEO’s recommendations and proposals as one of many factors in reviewing and approving the compensation for the Company’s Named Executive Officers (other than the CEO) and direct reports to the CEO. In setting the compensation for the Company’s CEO, the CEO recuses himself from all discussions and recommendations regarding his own compensation.

Compensation Review Cycle

The Committee reviews the base salary levels of our Executive Officers as well as their annual cash incentive opportunities and equity awards each year in the fall, or more frequently as warranted. Adjustments are generally effective at the beginning of the fiscal year. Each quarter the Committee reviews Company performance and the corresponding projected payouts under the executive annual cash incentive plan(s) and equity awards.

Use of Independent Compensation Consultant

The Committee engages an independent compensation consultant to provide the Committee with information, recommendations, and other advice relating to executive compensation. For fiscal 2014, the Committee engaged Compensia to serve as the independent compensation advisor. Compensia serves at the discretion of the Committee and regularly meets with the Committee, both with and without management present. The amount Brocade paid to Compensia in services and fees in fiscal 2014 totaled $213,324.

In fiscal 2014, Compensia regularly participated in Committee meetings and provided assistance to the Committee, including:

•	Review and analysis related to our Executive Officers’ base salary, annual cash incentive compensation, and long-term incentive compensation levels and plan structures;

•	Assessment of industry trends, corporate governance and legislative environment;

•	Review of market equity compensation practices, including burn rate and overhang;

•

Review of “tally sheets” which the Committee utilizes to ensure that it has a comprehensive view of our Executive Officers’ total compensation arrangements, including cash compensation (fixed and variable), long-term equity incentive compensation (past awards and the current and projected values of these awards), and post-employment obligations (severance and change-of control-benefits);

•	Market information regarding Board compensation practices;

•	Review of peer and broader technology company practices for grants of dividend equivalents on RSUs;

•	Review of peer and broader technology company practices for use of customer satisfaction as a metric in performance-based pay programs;

•	Review of the Compensation Discussion & Analysis; and

•	Assessment of compensation risk to determine whether the Company’s compensation policies and practices are reasonably likely to have a material adverse impact on the Company.

In fiscal 2014, Compensia was not engaged by management to provide any services to the Company. The Committee reviewed Compensia’s independence in fiscal 2014 and found that there were no conflicts of interest.

Fiscal 2014 Compensation for NEOs

Considerations in Determining NEO Compensation

The Committee’s philosophy of maintaining compensation programs that are competitive includes a balance between aggressively hiring and retaining the best possible talent and maintaining a reasonable and responsible cost structure. The Committee does not establish a specific target percentile for the target compensation of our NEOs. When setting the amount of each compensation component for the NEOs, the Committee considers the following factors:

•	The Company’s performance against financial goals and objectives established by the Committee and Board of Directors;

•	Each individual NEO’s skills, experience, and qualifications relative to other similarly situated executives at companies in the Company’s peer group;

•	The scope of the NEO’s role compared to other similarly situated executives at companies in the Company’s peer group;

•	Considerations about parity among all of the Company’s top executives;

•

The performance of each individual NEO, based on a) a subjective assessment of his or her contributions to the Company’s overall performance, b) ability to lead his or her business unit or function, and c) work as part of a team, all of which reflect the Company’s core values;

•	The Company’s performance relative to its peer group;

•	The compensation practices of the Company’s peer group and the positioning of each NEO’s compensation in a ranking of peer compensation; and

•	Recommendations provided by the CEO for his direct reports.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for an Executive Officer. No single factor above is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.

Peer Group

For purposes of comparing our executive compensation against the competitive market, the Committee utilizes a peer group of the following 19 high-technology companies. The companies in the peer group for fiscal 2014 were selected in June 2013 on the basis of their similarity to the Company in size (as determined by revenue, market capitalization, operating income, net income, and employee base), business strategy and industry. After receiving advice from Compensia, the Committee determined to position Brocade towards the median on revenue even though it meant that Brocade was positioned low against its peers on market capitalization. The Committee reviews the Company’s peer group at least annually and makes adjustments to its composition, taking into account changes in both the Company’s business and the businesses of the companies in the peer group.

Autodesk	F5 Networks	LAM Research	Synopsys

Avago Technologies	FLIR Systems	LSI	Teradyne

BMC Software	JDS Uniphase	Marvell Technology Group	Trimble Navigation

Cadence Design Systems	Juniper Networks	Maxim Integrated Products	Xilinx

Ciena	KLA-Tencor	Polycom

The chart below shows Brocade’s percentile position relative to the peers on revenue, market capitalization, headcount, operating income, and net income at the time the Compensation Committee approved the peer group:

To analyze the compensation practices of the peer group companies, Compensia, gathered data from public filings and from Radford’s High-Technology Executive Survey database. This market data, consisting of the peer proxy data and data from the Radford High-Technology Executive Survey database was then used as a reference point for the Committee to assess the Company’s current compensation levels in the course of its deliberations on compensation forms and amounts.

Executive Compensation Mix

Consistent with our pay-for-performance philosophy and compensation objectives noted above, a significant portion of executive compensation is performance-based. The key elements of executive compensation are:

Short-Term Cash Compensation
Base Salaries	The fixed portion of our Executive Officers’ compensation
Annual Cash Incentive	The performance-based portion of our Executive Officers’ compensation which provides alignment between executive compensation and Company performance

Long-Term Equity Compensation
Market-based Performance Stock Units (PSUs)	Ties executive compensation to stock performance relative to our industry
Stock Options	Ties executive compensation to our long-term stock price appreciation
Service-based Restricted Stock Units (RSUs)	Aligns executive compensation with retention and stock value

The target pay mix for our NEOs during fiscal 2014 reflects our pay-for-performance philosophy and can be illustrated as follows:

Notes:

1.	The Annual Cash Incentive Target amounts are based on a specified target incentive percentage of 2014 base salary, subject to achievement of the Company performance metrics. The PSUs, stock options and RSUs (all long-term incentives) reflect grant date fair values.

2.	As noted on page 30, 73% of our CEO’s compensation and 63% of our NEOs’ compensation is performance-based.

Short-term Cash Compensation

Base Salary

Base salary represents the fixed portion of our Executive Officers’ compensation and is an important element of compensation intended to attract and retain highly talented Executive Officers. The Committee reviews and approves the base salaries of our Executive Officers, including our NEOs, annually, taking into consideration Compensia’s market analyses for our Named Executive Officers (including our CEO), and the factors described earlier under “Considerations in Determining NEO Compensation.”

Named Executive Officer	FY13 Base Salary	Percent Increase	FY14 Base Salary
Lloyd A. Carney	$800,000	0%	$800,000
Daniel W. Fairfax	$450,000	0%	$450,000
Ken Cheng	$400,000	10%	$440,000
Jeffrey Lindholm	$400,000	0%	$400,000
Gale England	$400,000	5%	$420,000

Annual Cash Incentives — Senior Leadership Plan

For fiscal 2014, the Company had a single cash incentive plan for the executive team, the SLP. The Committee reviewed the structure of the annual cash incentive plan and determined that Data Center IP Revenue, which is a key focus for the Company, was an appropriate performance metric in addition to a continuing focus on Total Revenue, and on our bottom line. In fiscal 2014, the bottom line profitability metric was measured by Adjusted Free Cash Flow. In fiscal 2014, all vice presidents who did not participate in the Sales commission plan (including all of our NEOs) participated in the SLP. In our annual report on Form 10-K, which is incorporated in this proxy, we describe Data Center IP Revenue and Adjusted Free Cash Flow in more detail.

For fiscal 2014, the objectives of the SLP were to:

•	Drive Total Revenue, Data Center IP Revenue and Adjusted Free Cash Flow achievement;

•	Drive execution of the operating plan; and

•	Reward executives commensurate with Brocade’s and our executives’ performance.

Each participant in the SLP, including our NEOs, has an annual cash incentive target (“Annual Cash Incentive Target”) the amount of which is calculated as a percentage of his or her base salary. The amount that each participant actually earns under the SLP (“Actual Annual Cash Incentive”) is based on actual achievement of the Company’s Revenue and Adjusted Free Cash Flow for fiscal 2014 (“Actual Performance”). The payout of incentives (over 100% of target payout) under Brocade’s SLP is limited to a fixed percentage of the Company’s incremental pre-tax operating profit (over 100% of the fiscal year plan target), if any.

As shown below, the Actual Annual Cash Incentive is determined by multiplying the participant’s Annual Cash Incentive Target by Actual Performance.

Actual Performance

The Actual Performance for all participants is equal to the sum of:

(i)	Adjusted Free Cash Flow Payout Percentage multiplied by 50%, plus

(ii)	Total Revenue Payout Percentage multiplied by 30%, plus

(iii)	Data Center IP Revenue Payout Percentage multiplied by 20%.

The Adjusted Free Cash Flow Payout Percentage is calculated as follows:

Adjusted Free Cash Flow (Percentage Against Target)	Curve/Scaling	Payout as a % of Target
75% or less	—	0%
>75% to 100%	4% decrease in payout for every 1% decrease in performance below target	0% to 100%
100%	—	100%
Greater than 100%	6% increase in payout for every 1% increase in performance above target	Above 100%

The Total Revenue Payout Percentage is calculated as follows:

Total Revenue (Percentage Against Target)	Curve/Scaling	Payout as a % of Target
91.67% or less	—	0%
>91.67% to 100%	12% decrease in payout for every 1% decrease in performance below target	0% to 100%
Greater than 100%	15% increase in payout for every 1% increase in performance above target	Above 100%

The Data Center IP Revenue Payout Percentage is calculated as follows:

Data Center IP Revenue (Percentage Against Target)	Curve/Scaling	Payout as a % of Target
85.71% or less	—	0%
>85.71% to 100%	7% decrease in payout for every 1% decrease in performance below target	0% to 100%
Greater than 100%	5% increase in payout for every 1% increase in performance above target	Above 100%

2014 Annual Cash Incentive Award Payouts

In December 2013, the Committee set the following performance goals for fiscal 2014: Total Revenue, Data Center IP Revenue and Adjusted Free Cash Flow. Fiscal 2014 Adjusted Free Cash Flow was $551.4 million; Data Center IP Revenue was $310.0 million; and Total Revenue was $2,211.3 million. In aggregate, the Company’s performance was above the SLP performance targets, and was adjusted downward to comply with the operating profit limitation. Therefore funding for the annual cash incentive plan was 155.1% of the target level:

Performance Target Measure	Target ($000)	Actual ($000)	Payout %	Payout Weighting %	Weighted Payout %
Adjusted Free Cash Flow	$467.4	$551.4	207.9%	50.0%	104.0%
Total Revenue	$2,230.0	$2,211.3	89.9%	30.0%	27.0%
Data Center IP Revenue	$273.3	$310.0	167.2%	20.0%	33.4%
Operating Profit Adjustment					(9.3)%
Total Payout				100.0%	155.1%

2014 Cash Compensation Summary

The following table summarizes the target and actual cash compensation paid to the Company’s NEOs in fiscal 2014, including annual cash incentives and base salary.

Named Executive Officer	Annualized Base Salary	Annual Cash Incentive Target %(1)	Total Target Cash Compensation	Actual Annual Cash Incentive Total SLP Bonus(2)	Actual Total Cash Compensation(3)
Lloyd A. Carney	$800,000	150%	$2,000,000	$1,861,440	$2,664,440
Daniel W. Fairfax	$450,000	80%	$810,000	$558,432	$1,011,432
Ken Cheng	$440,000	100%	$880,000	$682,528	$1,125,528
Jeffrey Lindholm	$400,000	125%	$900,000	$775,600	$1,175,600
Gale England	$420,000	80%	$756,000	$521,203	$1,040,349

(1)	As a percentage of base salary.

(2)	The SLP payouts are based upon fiscal 2014 ending base salaries, which were $800,000 for Mr. Carney, $450,000 for Mr. Fairfax, $440,000 for Mr. Cheng, $400,000 for Mr. Lindholm and $420,000 for Mr. England.

(3)	These amounts include base salaries, SLP payouts, expenses paid by the Company for participating in the Company’s 401(k) plan match program, and expenses paid by the Company for taxable relocation expenses.

Equity Compensation

The Committee believes equity awards provide: a) an incentive for our NEOs to focus on driving increased stockholder value over their vesting period; b) a reward for appreciation in our stock price and long-term value creation; and c) an incentive to remain employed with the Company. As with other elements of pay, we determine the amount of equity incentives for our NEOs as described in “Considerations in Determining NEO Compensation” on page 48. We use equity incentives both as part of the annual compensation program for our Named Executive Officers and to address special situations as they may arise from time-to-time on a case-by-case basis. The Company’s equity award practices have been designed to reflect a balance between:

•	Stockholders’ dilution concerns;

•	The Company’s need to remain competitive in recruiting; and

•	The Company’s desire to motivate and retain executive talent.

In fiscal 2014, we modified our annual equity program for our executives adding stock options to the annual awards along with the PSUs and RSUs. For fiscal 2014, our equity incentives for newly hired executives took the form of options and RSUs.

The following table summarizes the types of long-term equity awards granted to the NEOs in December 2013 for fiscal 2014 as part of the Committee’s annual focal review process. The Committee allocated approximately 40% of equity award value in PSUs and 60% in service-based RSUs to our NEOs (including a special achievement RSU grant).

Award Type	Grant Date	Vesting Detail
PSUs	December 2013	50% vests at the end of fiscal 2015 and the remaining 50% vests one year later
Annual RSUs	December 2013	Vests over 3 years with 1/3 vesting annually
Special Achievement RSUs	December 2013	Cliff vesting at 9 months
Stock Options	December 2013	Vests over 4 years with 1/48 vesting monthly

PSUs are designed to link executive compensation with increased stockholder value. The actual number of shares of our common stock issuable under PSUs varies based on over-performance or under-performance of Brocade’s stock price compared to the total shareholder return of the NASDAQ Telecom Index during the performance period, which is two years starting at the beginning of our fiscal year and concluding at the end of the following fiscal year. For the PSUs granted in November 2012 (fiscal 2013) and November 2013 (fiscal 2014), the target number of shares will be increased by one and one half (1.5) percentage points for each percentage point that the Company’s stock price out-performs the NASDAQ Telecom Index during the performance period. Similarly, the target number of shares will be decreased by one-and-one-half (1.5) percentage points for each percentage point that the Company’s stock price underperforms the NASDAQ Telecom Index.

RSUs require executives to remain continuously employed by the Company through the applicable vesting dates. The value of RSU awards is tied to the price of the Company’s common stock and is aligned with stockholder long-term interests.

The following table shows the target equity awards granted to the NEOs in November 2013 for FY14:

	Options		Performance-Based Awards		Service-Based Awards
Named Executive Officer	Options Granted	Grant Date Fair Value	PSUs Granted(1)	Grant Date Fair Value	RSUs Granted	Grant Date Fair Value	Total Value
Lloyd Carney	400,000	$1,262,459	350,000	$4,473,000	195,000	$1,675,050	$7,410,509
Daniel W. Fairfax	78,000	$246,179	63,000	$805,140	53,500	$459,565	$1,510,884
Ken Cheng	85,000	$268,273	69,000	$881,820	52,000	$446,680	$1,596,773
Jeffrey Lindholm	78,000	$246,179	63,000	$805,140	56,000	$481,040	$1,532,359
Gale England	83,000	$261,961	66,000	$843,480	51,800	$444,962	$1,550,403

(1)	The number of shares listed reflects the target number of shares.

Benefits and Perquisites

The Company does not provide perquisites to our Executive Officers or other personal benefits beyond what is provided to our other employees. Our NEOs along with all executives have the same health and welfare benefits as other employees. Our NEOs have the opportunity to participate in a Section 401(k) profit-sharing plan on the same terms as other employees. We also offer our employees, including our NEOs, the opportunity to purchase shares of the Company’s common stock at a discount under the Company’s employee stock purchase plan.

Except as disclosed in the Summary Compensation Table on page 58 of this proxy statement, we do not provide any additional perquisites or other personal benefits to our NEOs.

Post-Employment Compensation Arrangements

We believe that concerns about potential job loss and/or the possibility or occurrence of a change-of-control of the Company can create uncertainty for our Executive Officers that may unduly affect their performance. In fiscal 2013, after review of market practices and with input from Compensia, the Committee amended the employment agreements of our Executive Officers, including our NEOs, to better align the terms with market practices and to provide what the Committee considered appropriate benefits for severance and change-of-control events.

For information on the specific terms and conditions of the employment agreements of our NEOs, see the discussion of “Employment, Change of Control and Severance Arrangements for NEOs” beginning on page 63 of this proxy statement. In addition, for information on the severance and change-of-control arrangements for our NEOs, as well as an estimate of the potential payments and benefits payable under these arrangements as of the end of fiscal 2014, see “2014 Potential Payments Upon Termination or Change in Control” beginning on page 64 of this proxy statement.

The Prior “Say-On-Pay” Vote

At our previous annual stockholders meeting in April 2014, we held a non-binding advisory stockholder vote on the compensation of our NEOs, commonly referred to as a Say-On-Pay vote. Our stockholders overwhelmingly approved the compensation of our NEOs, with approximately 97.9% of stockholder votes cast in favor of our 2014 Say-On-Pay resolution. As we evaluated our executive compensation practices since that vote, we were mindful of the strong support our stockholders expressed for our pay-for-performance compensation philosophy. As a result, following our annual review of our executive compensation philosophy, the Committee decided to retain our general approach to executive compensation. With regard to the non-binding advisory resolution regarding the frequency of the non-binding vote on executive compensation, our stockholders cast the highest number of votes for voting on an annual basis, compared to every two or three years. In light of this result and other factors considered, the Board of Directors determined that we will hold annual non-binding advisory votes on executive compensation until the next required vote on the frequency of the non-binding advisory vote on executive compensation occurs.

Other Compensation Policies

Equity Grant Practices

Our equity grant practices are set forth in our “Equity Awards Granting Policy.” Other than for our newly hired NEOs, the Compensation Committee reviewed and approved the NEO grants for fiscal years 2014 and 2013 at the beginning of the applicable fiscal year. Previously, for fiscal 2012, the Compensation Committee reviewed and approved the NEO grants before the end of fiscal 2011 to align the timing of those awards with certain Company-wide compensation programs. Grant dates for new hire awards are set on the fourth Thursday of each month (other than in December, in which case it is the second Thursday of the month) irrespective of the Company’s regular quarterly blackout periods. In the case of annual, promotional and other discretionary awards, grant dates are set on the fourth Thursday of each month (other than in December, in which case it is the later of the Compensation Committee’s approval for such awards or the second Thursday of the month) provided it does not occur during the Company’s regular quarterly blackout period. Awards are determined by the Committee, or its designated subcommittee, in accordance with the Committee’s charter, the Company’s “Equity Awards Granting Policy,” and applicable law.

Stock Ownership Guidelines

In October 2013, the Compensation Committee approved the following revised share ownership guidelines for Company executives, based on market and peer group data, and upon consultation with and advice from Compensia, in order to align with industry practice, which resulted in an increase in the amount of the Company’s common stock that our Company executives must own. The new guidelines are: (i) the CEO has a target ownership of the lesser of 400,000 shares or the amount of shares equal to three times the CEO’s annual base salary; (ii) the CFO has a target ownership of the lesser of 75,000 shares or the amount of shares equal to one times the CFO’s annual base salary; and (iii) executives who report directly to the CEO (other than the CFO) have a target ownership of the lesser of 60,000 shares or the amount of shares equal to one times their annual base salary. Executives are expected to reach this goal within five years of the date on which the guidelines were adopted or the date on which these guidelines became applicable to them, whichever is later, and to hold at least such minimum value in shares for so long as applicable.

Prohibitions on Hedging, Pledging and Margining

The Company’s Insider Trading Policy prohibits Executive Officers and Board members from hedging, pledging, or margining Brocade common stock and all employees and Board members from engaging in derivative transactions involving Brocade common stock.

Rule 10b5-1 Trading Plans

Each of our executives and Board members may enter into a written plan for the automatic trading of securities in accordance with Exchange Act Rule 10b5-1. The Company may also enter into a written plan for the automatic trading of securities in accordance with Rule 10b5-1 with respect to its stock repurchase program.

Tax and Accounting Considerations

Income Tax Considerations

In making compensation decisions, the Committee considers the potential effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our NEOs. Section 162(m) generally disallows an income tax deduction to any publicly held corporation for individual remuneration paid to certain Executive Officers exceeding $1 million in any taxable year, unless the remuneration is “performance-based.”

The Committee has examined our current executive compensation program and understands that some compensation paid to our NEOs during fiscal 2014 may or may not be deductible under Section 162(m). However, based on the Committee’s examination, the Committee does not believe that the loss of any income tax deductions will be likely to have a material negative financial impact on the Company. The Committee also believes that it is important to retain the flexibility to motivate superior performance through awards or programs that do not meet all of the requirements of Section 162(m). The Committee will continue to monitor the issue of deductibility, and make adjustments to our executive compensation program to maximize the deductibility of our executive compensation to the extent that it believes such result is consistent with the objectives of individual compensation elements and the interests of our stockholders.

Nonqualified Deferred Compensation

Section 409A of the Internal Revenue Code imposes significant taxes in the event that an NEO, director, or other service provider receives “deferred compensation” that does not satisfy the requirements of the provision. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A also applies to certain equity awards and severance arrangements which we maintain. Consequently, to assist our NEOs, directors, and employees in avoiding additional tax under Section 409A, we have developed the severance arrangements as described in the proxy and structured our equity awards in a manner intended to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable requirements.

Accounting for Stock-Based Compensation

We follow the applicable accounting rules for our stock-based compensation awards. The applicable accounting rules require companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. The applicable accounting rules also require companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that a recipient is required to render service in exchange for the option or other award.

Compensation and Risk

In January of 2014, with the assistance of Compensia, we carefully reviewed our compensation policies and practices and determined that they do not encourage our employees to take, or reward our employees for taking, inappropriate or excessive risks or create risks that are reasonably likely to have a material adverse effect on the Company. We believe the following characteristics of our compensation programs work to reduce the possibility of our employees, including our Executive Officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•	We base our compensation policies and practices on a well-defined and appropriate pay philosophy, peer group and market positioning for each employee group.

•

We structure employee compensation packages to reflect a balance between cash and equity-based compensation, and short- and long-term performance focus, based on the nature of each employee groups’ responsibilities and market practices.

•	Performance objectives are set with a reasonable probability of achievement and tied to the annual operating budget and long-term strategic planning objectives approved by our Board of Directors.

•

We attempt to structure our compensation policies and practices so that they are based on consistent performance objectives across the Company, including annual targets that are based on Company performance.

•	In the case of our executive compensation program:

•	We use multiple performance measures in the annual cash incentive plan.

•	The performance-based equity incentives (PSUs) have caps on the maximum number of shares that may be earned.

•	The Committee has retained an external executive compensation consultant to advise on market practices and the suitability of its compensation actions and decisions.

•	The Committee reviews executive compensation annually and considers market practices in its compensation actions and decisions.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

L. William Krause (Chair)

Sanjay Vaswani

Renato DiPentima

Dave House

The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities to: (i) the Company’s Chief Executive Officer; (ii) the Company’s Chief Financial Officer; and (iii) the Company’s other three most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Lloyd A. Carney	2014	800,000	6,148,050	1,262,459	1,861,440	3,000	10,074,949
Chief Executive Officer(6)	2013	639,394	1,301,800	5,750,805	600,000	3,000	8,294,999

Daniel W. Fairfax	2014	450,000	1,264,705	246,179	558,432	3,000	2,522,316
Senior VP and Chief Financial Officer(12)	2013	450,000	1,105,750	—	188,151	7,000	1,750,901
	2012	425,000	1,299,000	—	525,640	11,000	2,260,640

Ken Cheng	2014	440,000	1,328,500	268,273	682,528	3,000	2,722,301
Chief Technology Officer and Senior VP, Corp Dev. and Emerging Business(7)(12)	2013	400,000	691,500	—	156,792	7,000	1,255,292

Jeffrey Lindholm	2014	400,000	1,286,180	246,179	775,600	—	2,707,959
Senior VP, Worldwide Sales(8)(9)	2013	265,152	426,000	469,844	170,146	177,700	1,508,842

Gale England	2014	420,000	1,288,442	261,961	521,203	99,146	2,590,752
Senior VP, and Chief Operating Officer(10)(11)	2013	166,667	542,000	512,657	62,889	—	1,284,213

Note: All dollar amounts rounded to the nearest whole dollar

(1)	Actual Salary earned during the 2014, 2013 and 2012 fiscal years, as applicable.

(2)	These amounts reflect the grant date fair value determined by the Company for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by vesting in a restricted stock or restricted stock unit award). For additional information, see Note 12 of our financial statements in the Form 10-K for the year ended November 1, 2014. See also the Grants of Plan-Based Awards Table for information on stock awards granted in fiscal year 2014.

(3)	These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). For additional information, see Note 12 of our financial statements in the Form 10-K for the year ended November 1, 2014, as filed with the SEC. For information on the valuation assumptions for grants made prior to fiscal year 2014, see the notes in our financial statements in the Form 10-K for the respective year. See the Grants of Plan-Based Awards Table for information on stock option awards granted in fiscal year 2014.

(4)	For fiscal years 2014, 2013 and 2012, these amounts include payments under the Company’s Senior Leadership Plan, and Rev It Up Plan, as applicable. The applicability of those plans and the actual payments under those plans are included in the “Actual Payouts Under Non-Equity Incentive Plan” column of the “2014 Grants of Plan-Based Awards” table on the following page. See the “Compensation Discussion and Analysis” section above for more information.

(5)	These amounts include expenses paid by the Company for participating in the Company’s 401(k) plan match program for fiscal years 2014, 2013, and 2012 as well as benefits rendered by participating in the Stanford Health Program in 2013 and 2012.

(6)	Lloyd A. Carney became Brocade’s Chief Executive Officer effective January 14, 2013; in accordance with applicable SEC rules, no data has been provided for fiscal year 2012.

(7)	Ken Cheng became Brocade’s Chief Technology Officer and Vice President, Corporate Development and Emerging Business, effective June 1, 2013; in accordance with applicable SEC rules, no data has been provided for fiscal year 2012.

(8)	Jeffrey Lindholm became Brocade’s SVP of Worldwide Sales effective March 4, 2013; in accordance with applicable SEC rules, no data has been provided for fiscal year 2012.

(9)	For fiscal year 2013, the entire amount listed in the “All Other Compensation” column for Jeffrey Lindholm represents a “Hire-On” bonus payment that he received in March 2013.

(10)	Gale England became Brocade’s VP, Customer Advocacy and Operational Effectiveness effective June 3, 2013; Senior Vice President, Operations on December 10, 2013; and Chief Operating Officer on January 2, 2015; in accordance with applicable SEC rules, no data has been provided for fiscal years 2013 and 2012.

(11)	The amount listed in the “All Other Compensation” column for Gale England represents “Taxable Relocation Expenses” he received throughout fiscal year 2014.

(12)	Messrs. Cheng and Fairfax became Senior Vice Presidents at the beginning of fiscal 2015.

The following table shows all plan-based awards granted to the Named Executive Officers during fiscal year 2014 (except as described in the footnotes below). The SLP awards are cash awards, and the Options, RSUs and PSUs are non-cash awards (e.g., equity awards). The equity awards identified in the table below are also reported in the “Outstanding Equity Awards at 2014 Fiscal Year-End” table below.

2014 Grants of Plan-Based Awards

Name	Type(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Actual Payouts Under Non- Equity Incentive Plan($)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
			Threshold($)	Target($)	Maximum($)		Threshold(#)	Target(#)	Maximum(#)
Lloyd A. Carney	2014 SLP		1,200,000			1,861,440
	Option	12/9/2013									400,000	$8.59	1,262,459
	RSU	12/9/2013								150,000			1,288,500
	RSU	12/9/2013								45,000			386,550
	PSU	12/9/2013						350,000	875,000				4,473,000

Ken Cheng	2014 SLP		440,000			682,528
	Option	12/9/2013									85,000	$8.59	268,273
	RSU	12/9/2013								34,000			292,060
	RSU	12/9/2013								18,000			154,620
	PSU	12/9/2013						69,000	172,500				881,820

Daniel W. Fairfax	2014 SLP		360,000			558,432
	Option	12/9/2013									78,000	$8.59	246,179
	RSU	12/9/2013								31,000			266,290
	RSU	12/9/2013								22,500			193,275
	PSU	12/9/2013						63,000	157,500				805,140

Jeffrey Lindholm	2014 SLP		500,000			775,600
	Option	12/9/2013									78,000	$8.59	246,179
	RSU	12/9/2013								31,000			266,290
	RSU	12/9/2013								25,000			214,750
	PSU	12/9/2013						63,000	157,500				805,140

Gale England	2014 SLP		336,000			521,203
	Option	12/9/2013									83,000	$8.59	261,961
	RSU	12/9/2013								33,000			283,470
	RSU	12/9/2013								18,800			161,492
	PSU	12/9/2013						66,000	165,000				843,480

(1)	“SLP” means the Senior Leadership Plan for fiscal year 2014. “RSU” means a restricted stock unit that vests if the grantee remains employed by the Company at certain times. “PSU” means a Performance Stock Unit. See “Compensation Discussion and Analysis” above for more details.

(2)	These amounts reflect the grant date fair value of such award computed in accordance with FASB ASC Topic 718 and do not reflect the actual amounts earned. For additional information, see Note 12 of our financial statements in the Form 10-K for the year ended November 1, 2014, as filed with the SEC.

The following table shows all outstanding equity awards held by the Named Executive Officers at the end of fiscal year 2014.

Outstanding Equity Awards at 2014 Fiscal Year End

	Option Awards(1)							Stock Awards
Name	Award Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)

Lloyd A. Carney	12/9/2013		100,000	300,000	—	8.59	12/9/2020	100,000	(2)	1,073,000	350,000	3,755,500
	1/16/2013	(5)	1,050,000	1,350,000	—	5.66	1/16/2020	153,333	(6)	1,645,263	—	—

Ken Cheng	12/9/2013		21,250	63,750	—	8.59	12/9/2020	22,666	(2)	243,206	69,000	740,370
	11/1/2012		—	—	—	—	—	16,666	(2)	178,826	—	—
	11/1/2012		—	—	—	—	—	37,500	(8)	402,375	—	—
	12/10/2009		60,000	—	—	7.47	12/10/2016	—		—	—	—

Daniel W. Fairfax	12/9/2013		19,500	58,500	—	8.59	12/9/2020	20,666	(2)	221,746	63,000	675,990
	11/1/2012		—	—	—	—	—	16,666	(2)	178,826	—	—
	11/1/2012		—	—	—	—	—	56,250	(8)	603,563	—	—
	12/10/2009		75,000	—	—	7.47	12/10/2016	—		—	—	—

Jeffrey Lindholm	12/9/2013		19,500	58,500	—	8.59	12/9/2020	20,666	(2)	221,746	63,000	675,990
	3/4/2013	(5)	89,062	135,938	—	5.68	3/4/2020	56,250	(7)	603,563	—	—

Gale England	12/9/2013		20,750	62,250	—	8.59	12/9/2020	22,000	(2)	236,060	66,000	708,180
	6/3/2013	(5)	83,333	166,667	—	5.42	6/3/2020	75,000	(7)	804,750	—	—

(1)	All options, except new hire option grants, vest at the rate of 1/48th per month and vest completely after four years as long as the grantee remains employed by the Company.

(2)	All RSUs, except new hire RSU grants, vest over three years with 1/3 vesting annually as long as the grantee remains employed by the Company.

(3)	All PSUs have a two-year performance period commencing at the beginning of the fiscal year in which they are granted and concluding at the end of the subsequent fiscal year. The PSUs vest 50% at the end of the subsequent fiscal year and 50% one year later as long as the grantee remains employed by the Company.

(4)	Calculations based on the per share closing price of the Company’s common stock of $10.73 on the last trading day before the Company’s 2014 fiscal year end.

(5)	Options from new hire grants vest over four years with 1/4 vesting after one year and 1/48 vesting monthly thereafter.

(6)	RSUs for Mr. Carney’s new hire grant vest annually over three years.

(7)	RSUs from new hire grants, with the exception of Mr. Carney’s new hire grant, vest annually over four years.

(8)	For the PSUs granted on 11/1/12, grantees earned 150% of the target awards, in which 50% remained unvested as of 11/1/14.

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the Named Executive Officers during fiscal 2014.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Lloyd A. Carney	—	—	171,667	1,679,887
Ken Cheng	122,844	794,907	179,376	1,733,340
Daniel W. Fairfax	—	—	493,293	4,635,200
Jeffrey Lindholm	—	—	54,084	518,759
Gale England	—	—	54,800	518,796

(1)	The value realized on exercise is calculated by determining the difference between the market price of the shares at exercise and the exercise price of the options.

(2)	This number of shares includes both RSUs and PSUs where applicable.

(3)	The value realized on vesting is calculated as the number of shares acquired on vesting multiplied by the market value of the stock awards on the date of vesting.

Employment, Change of Control and Severance Arrangements for NEOs

Each of our Named Executive Officers has a Change of Control Retention Agreement that was approved by the Compensation Committee (each a “Retention Agreement”). Each Retention Agreement has a three-year term expiring in 2016, subject to mutual renewal and possible automatic extension if Brocade enters into a definitive agreement regarding a change of control (as defined in the Retention Agreements). The Retention Agreements for Mr. Fairfax and Mr. Cheng replace a similar agreement for the respective officer that was scheduled to expire in 2013. Mr. Carney’s Retention Agreement replaces a similar agreement that was new in 2013 when he joined the Company.

Under the Retention Agreements, if the employment of a Named Executive Officer is terminated by Brocade without “cause” (as defined in the Retention Agreements) and such termination does not occur in connection with a change of control (as defined in the Retention Agreements), then, subject to the Named Executive Officer signing a release of claims in favor of Brocade, agreeing not to disparage Brocade for a period of 12 months following termination, and continuing to comply with Brocade’s employee confidential information agreement, the Named Executive Officer will be entitled to receive: (1) a lump-sum payment equal to 12 months of base salary (30 months for Mr. Carney), (2) Brocade-paid COBRA benefits for 12 months, and (3) continued exercisability (but not accelerated vesting) of any vested stock options or stock appreciation rights until the earlier of nine months after termination of employment or the maximum term of the option or stock appreciation right.

In the event the Named Executive Officer’s employment is terminated by Brocade without cause or by such executive for “good reason” (as defined in the Retention Agreements) within three months before, or 12 months after, a change of control (as defined in the Retention Agreements), then the Named Executive Officer instead will be eligible to receive, subject to the same requirement to sign a release of claims in favor of Brocade and comply with the same post-employment obligations described above: (1) a lump-sum payment equal to 12 months of base salary and 100% of the Named Executive Officer’s target cash bonus under Brocade’s Senior Leadership Plan for the fiscal year in which termination occurs (24 months of base salary and 200% of target cash bonus for Mr. Carney); (2) Brocade-paid COBRA benefits for 12 months (18 months for Mr. Carney); (3) full accelerated vesting with respect to the Named Executive Officer’s then outstanding, unvested equity awards; and (4) continued exercisability of any vested stock options or stock appreciation rights until the earlier of nine months after termination of employment or the maximum term of the option or stock appreciation right. If the Named Executive Officer’s severance payments and other benefits trigger excise taxation under Sections 280G and 4999 of the Code, the payments and benefits will either be: (1) paid in full; or (2) reduced so the Named Executive Officer is not subject to excise taxation, whichever results in the Named Executive Officer’s receipt of the greatest after-tax severance amount. The Retention Agreements do not provide for gross-up of these taxes or any other taxes.

The 1999 Stock Plan provides that, in the event of a “merger” or “asset sale” (as defined in that plan), and the 2009 Stock Plan provides that, in the event of a “change in control” (as defined in that plan), outstanding equity awards immediately vest in full, unless outstanding awards are assumed by the acquirer or new awards are provided in substitution for existing awards.

The following table quantifies the estimated payments and benefits that would be provided to each Named Executive Officer upon termination in the regular course of business or termination in connection with a change-of-control of the Company as of the last day of fiscal year 2014.

2014 Potential Payments upon Termination or Change in Control

		Termination Without Cause Not in Connection with a Change of Control	Change of Control (apart from termination)	Involuntary Termination in Connection with a Change of Control
Lloyd A. Carney	Salary	$2,000,000	$0	$1,600,000
	Bonus	$0	$0	$2,400,000
	Health Benefits(1)	$16,302	$0	$24,453
	Equity Acceleration(2)	$0	$0	$17,075,450

	Total	$2,016,302	$0	$21,099,903

Daniel W. Fairfax	Salary	$450,000	$0	$450,000
	Bonus	$0	$0	$360,000
	Health Benefits(1)	$23,294	$0	$23,294
	Equity Acceleration(2)	$0	$0	$2,366,049

	Total	$473,294	$0	$3,199,343

Ken Cheng	Salary	$440,000	$0	$440,000
	Bonus	$0	$0	$440,000
	Health Benefits(1)	$23,294	$0	$23,294
	Equity Acceleration(2)	$0	$0	$2,315,339

	Total	$463,294	$0	$3,218,633

Jeffrey Lindholm	Salary	$400,000	$0	$400,000
	Bonus	$0	$0	$500,000
	Health Benefits(1)	$11,044	$0	$11,044
	Equity Acceleration(2)	$0	$0	$2,873,709

	Total	$411,044	$0	$3,784,753

Gale England	Salary	$420,000	$0	$420,000
	Bonus	$0	$0	$336,000
	Health Benefits(1)	$16,302	$0	$16,302
	Equity Acceleration(2)	$0	$0	$3,354,642

	Total	$436,302	$0	$4,126,944

(1)	Reflects cost of COBRA reimbursement assuming the executive elects COBRA.

(2)

Calculations reflect Brocade’s closing stock price of $10.73 on Friday, October 31, 2014, the last trading day on the NASDAQ Global Select Market prior to the last day of the fiscal year ending Saturday, November 1, 2014. Equity values were calculated using: (i) $10.73 minus the exercise price per stock option share and (ii) $10.73 per share for restricted stock units, in both cases multiplied by the number of shares covered by each accelerating award. For PSUs whose performance period has not ended at the time of the change of control, the performance period is truncated to end on the close of the change of control. To the extent any shares are earned based on Brocade’s performance relative to the NASDAQ Telecom Index for the truncated performance period, 50% of the earned shares vest on the close of the change of control and 50% would vest on the first anniversary of the change of control, or, if earlier, at the time of a qualifying termination. The table above shows 100% of the estimated number of shares that would be earned if the performance period was truncated to one year as set forth in the “Involuntary Termination in Connection with a Change of Control” column to reflect a qualifying termination occurring on the close of the change of control. In the event of a change of control where the acquirer refuses to assume or substitute for outstanding equity awards, vesting of all outstanding awards accelerates in full. In such an event, and assuming a November 1, 2014 change of control and a $10.73 per share transaction price, the value of the equity acceleration for each of Messrs. Carney, Fairfax, Cheng, Lindholm and England equals the equity acceleration value set forth in the column labeled Involuntary Termination in Connection with a Change of Control.

Equity Compensation Plan Information

The following table summarizes information, as of November 1, 2014, with respect to shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans (in thousands, except per share amounts):

	A		B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excludes Securities Reflected in Column A)
Equity compensation plans approved by stockholders(1)	3,799	(3)	$7.50	29,999	(4)
Equity compensation plans not approved by stockholders(2)	2,400	(5)	$5.66	—

Total	6,199		$6.79	29,999

(1)	Primarily consist of the 2009 ESPP, the 2009 and 1999 Director Plans, and the 2009 and 1999 Stock Plans.

(2)	Consist solely of the 1999 NSO Plan described in Note 11, “Employee Compensation Plans,” of the Notes to Consolidated Financial Statements contained in the Company’s annual report on Form 10-K for the fiscal year ended November 1, 2014, as filed with the SEC, and Foundry’s 2000 NSO Plan, which was assumed in connection with our acquisition of Foundry.

(3)	Amount excludes purchase rights accrued under the 2009 ESPP. As of November 1, 2014, the 2009 ESPP had a stockholder-approved reserve of 65.0 million shares, of which 17.1 million shares were available for future issuance.

(4)	Amount consists of shares available for future issuance under the 2009 ESPP, the 2009 Director Plan, and the 2009 Stock Plan.

(5)	All shares were granted in the first quarter of fiscal year 2013. Information relating to equity compensation plans is set forth in Note 11, “Employee Compensation Plans,” of the Notes to Consolidated Financial Statements in the Company’s annual report on Form 10-K for the fiscal year ended November 1, 2014, as filed with the SEC.

For a description of the material features of the compensation plans under which equity securities of the Company are authorized for issuance which were adopted without approval by stockholders, see Note 11 of the financial statements contained in the Company’s annual report on Form 10-K for the fiscal year ended November 1, 2014, as filed with the SEC, which descriptions are incorporated herein by reference.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and 10% stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms furnished to us during the most recent fiscal year, we believe that all of our executive officers, directors and 10% stockholders complied with the applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is responsible for reviewing and approving in advance any proposed related person transaction, any transaction or series of similar transactions to which Brocade was or is to be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, 5% stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, which we refer to as “related party transactions.” The Audit Committee reviews any such proposed related person transactions on a quarterly basis, or more frequently as appropriate. In cases in which a transaction has been identified as a potential related person transaction, management must present information regarding the proposed transaction to the Audit Committee for consideration and approval or ratification.

Except as described below and for the existing indemnification agreements with each of its directors and certain executive officers which require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company, there were no other related party transactions during fiscal year 2014.

Subsequent to the end of fiscal year 2014, on November 14, 2014, Mr. England, the Company’s Senior Vice President, Operations, together with his son-in-law, acquired from the Company four seat licenses at the Levi’s Stadium in Santa Clara, California, and related 49ers football season tickets for the 2014-2015 season for cash and assumption of the Company’s obligations, in an aggregate amount of $131,211, which represents approximately the Company’s total cost associated with such seat licenses and tickets. This transaction was approved by the Company’s Audit Committee of the Board of Directors on November 12, 2014. As of January 31, 2015, there have been no other related party transactions or proposed related party transactions.

During fiscal year 2014, the Audit Committee was also responsible for reviewing the Company’s policies with respect to related person transactions and overseeing compliance with such practices. The Audit Committee previously reviewed this transaction and recommended it for inclusion in this section.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors. The Audit Committee has reviewed and discussed with our management our audited financial statements for the fiscal year ended November 1, 2014. In addition, the Audit Committee has discussed with KPMG LLP, our independent registered public accountants, the matters required to be discussed pursuant to the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16 “Communications with Audit Committees.” The Audit Committee also has received the written disclosures and the letter from KPMG LLP as required by the applicable requirements of the PCAOB regarding the independent registered public accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG LLP the independence of KPMG LLP.

Based on the Audit Committee’s review of the matters noted above and its discussions with our independent registered public accountants and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended November 1, 2014.

Respectfully submitted by:

Judy Bruner (Chair) Alan L. Earhart John W. Gerdelman David E. Roberson

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

HOUSEHOLDING

Please see the discussion of “householding” on page  6 above.

INCORPORATION BY REFERENCE

The information contained above under the captions “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that Brocade specifically incorporates it by reference into such filing.

For the Board of Directors

Ellen A. O’Donnell Senior Vice President, General Counsel and Corporate Secretary

February 24, 2015

Appendix A

BROCADE COMMUNICATIONS SYSTEMS, INC.

2009 STOCK PLAN

(As amended and restated on

[            ], 2015 (the “2015 Restatement Effective Date”))

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

Options granted under the Plan may be Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees that will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U. S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Award Transfer Program” means any program instituted by the Administrator that would permit Participants the opportunity to transfer for value any outstanding Awards to a financial institution or other person or entity approved by the Administrator.

(f) “Board” means the Board of Directors of the Company.

(g) “Change in Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; or

(ii) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12 month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(g), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(h) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(i) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 of the Plan.

(j) “Common Stock” means the common stock of the Company.

(k) “Company” means Brocade Communications Systems, Inc., a Delaware corporation, or any successor thereto.

(l) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its fair market value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the fair market value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the fair market value will be determined in good faith by the Administrator.

(r) “Fiscal Year” means the fiscal year of the Company.

(s) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(t) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(u) “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award grant. The Notice of Grant is part of the Award Agreement.

(v) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w) “Option” means a stock option granted pursuant to the Plan.

(x) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(y) “Participant” means the holder of an outstanding Award.

(z) “Performance Goals” will have the meaning set forth in Section 15 of the Plan.

(aa) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 14.

(bb) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 14.

(cc) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(dd) “Plan” means this 2009 Stock Plan.

(ee) “Restricted Stock” means shares of Common Stock acquired pursuant to an Award of restricted stock under Section 11 of the Plan.

(ff) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 12. Each restricted stock unit represents an unfunded and unsecured obligation of the Company.

(gg) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(hh) “Section 16(b)” means Section 16(b) of the Exchange Act.

(ii) “Service Provider” means an Employee, Director or Consultant.

(jj) “Share” means a share of the Common Stock, as adjusted in accordance with Section 18 of the Plan.

(kk) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 13 is designated as a Stock Appreciation Right.

(ll) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 18 of the Plan, the maximum aggregate number of Shares that may be awarded under the Plan is 112,500,000 Shares, plus any Shares subject to stock options or similar awards granted under the Company’s 1999 Plan, the Company’s 1999 Nonstatutory Stock Option Plan and the 2001 McDATA Equity Incentive Plan that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the Company’s 1999 Stock Plan, the Company’s 1999 Nonstatutory Stock Option Plan and the 2001 McDATA Equity Incentive Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to this clause equal to 40,335,624 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Full Value Awards. As of the 2015 Restatement Effective Date, any Shares subject to Awards other than Options or Stock Appreciation Rights will be counted against the numerical limits of this Section 3 as 2.03 Shares for every Share subject thereto. Further, if Shares acquired pursuant to any Awards other than Options or Stock Appreciation Rights are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), 2.03 times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance.

(c) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Awards other than Options or Stock Appreciation Rights, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights, the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, all Shares subject to a Stock Appreciation Right will cease to be available under the Plan, other than Shares forfeited due to failure to vest which will become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award, will not be returned to the Plan and will not become available for future distribution under the Plan, except that if Shares issued pursuant to Awards other than Options or Stock Appreciation Rights are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 18, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to this Section 3(c).

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Service Providers.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, will determine;

(vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(viii) to modify or amend each Award (subject to Section 22(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 8 regarding Incentive Stock Options);

(ix) to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 19;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine; and

(xii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Prohibition Against Repricing. Subject to adjustments made pursuant to Section 18 and notwithstanding anything to the contrary in the Plan, in no event shall the Administrator have the right to amend the terms of any Award to reduce the exercise price of such outstanding Award or cancel an outstanding Award in exchange for cash or other Awards with an exercise price that is less than the exercise price of the original Award without stockholder approval.

(d) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants.

5. Eligibility. Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares, and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Limitations.

(a) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable (under all plans of the Company and any Parent or Subsidiary) for the first time by the Participant during any calendar year exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b) Neither the Plan nor any Award will confer upon a Participant any right to continuing the Participant’s relationship as a Service Provider with the Company, nor will the Plan or any Award interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause.

(c) The following limitations will apply to grants of Options:

(i) No Service Provider will be granted, in any Fiscal Year, Options to purchase more than 3 million Shares, subject to Section 6(c)(iii) below.

(ii) In connection with his or her initial service, a Service Provider may be granted Options to purchase up to an additional 3 million Shares which will not count against the limit set forth in subsection (i) above.

(iii) The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 18.

(iv) If an Option is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 18), the cancelled Option will be counted against the limits set forth in subsections (i) and (ii) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

7. Term of Plan. Subject to Section 26 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of 10 years unless terminated earlier under Section 22 of the Plan.

8. Term of Option. The term of each Option will be 7 years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be 5 years from the date of grant or such shorter term as may be provided in the Award Agreement.

9. Option Exercise Price and Consideration.

(a) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(i) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator but will be no less than 100% of the Fair Market Value per Share on the date of grant.

(iii) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with Section 424(a) of the Code.

(b) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions which must be satisfied before the Option may be exercised.

(c) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

(i) cash;

(ii) check;

(iii) other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company;

(iv) net issue exercise, whereby Participant surrenders an Option at the principal office of the Company (or such other office or agency as the Company may designate) together with a properly completed and executed exercise notice reflecting such election, in which event the Company will issue to the Participant that number of Shares computed using the following formula:

X	=	Y (A — B)
A

Where:

X	= The number of Shares to be issued to Participant;

Y	= The number of Shares subject to the Option or, if only a portion of the Option is being exercised, the portion of the Option being cancelled (at the date of such calculation);

A	= The Fair Market Value of one Share (at the date of such calculation);

B	= The exercise price per Share of the Option (as adjusted to the date of the calculation);

(v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(vi) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement;

(vii) any combination of the foregoing methods of payment; or

(viii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

10. Exercise of Option.

(a) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with any applicable tax withholdings). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to any Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 18 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 3 months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(c) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 12 months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(d) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Participant’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent that the Option is vested on the date of death. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 12 months following the Participant’s termination. Unless otherwise provided by the Administrator, if at the time of death, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. The Option may be exercised by the executor or administrator of the Participant’s estate or, if none, by the person(s) entitled to exercise the Option under the Participant’s will or the laws of descent or distribution. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(e) Buyout Provisions. Subject to Section 4(c), the Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator will establish and communicate to the Participant at the time that such offer is made.

11. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, during any Fiscal Year no Service Provider will receive more than an aggregate of 3 million shares of Restricted Stock. Notwithstanding the foregoing limitation, in connection with his or her initial service, a Service Provider may be granted an aggregate of up to an additional 3 million shares of Restricted Stock.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold shares of Restricted Stock until the restrictions on such Restricted Stock has lapsed.

(c) Transferability. Except as provided in this Section 11, Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 11, Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Participants holding Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

12. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time as determined by the Administrator. Notwithstanding the foregoing sentence, during any Fiscal Year, no Service Provider will receive more than an aggregate of 3 million Restricted Stock Units. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service, a Service Provider may be granted an aggregate of up to an additional 3 million Restricted Stock Units. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 12(d), may be left to the discretion of the Administrator.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria (which may include performance objectives based upon the achievement of Company-wide, departmental or individual goals, Company performance relative to selected other companies, or any other basis determined by the Administrator) in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. After the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting criteria, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria (including without limitation, achievement of any applicable performance objectives), the Participant will be entitled to receive a payout as specified in the Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares or a combination thereof.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(f) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals). The Performance Goals will be set by the Administrator on or before the Determination Date.

13. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant, provided that during any Fiscal Year, no Service Provider will be granted Stock Appreciation Rights covering more than 3 million Shares. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service, a Service Provider may be granted Stock Appreciation Rights covering up to an additional 3 million Shares.

(c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan; provided, however, that the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than 7 years from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 10 will also apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price of that Stock Appreciation Right; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

14. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant, provided that during any Fiscal Year, (i) no Service Provider will receive Performance Units having an initial value greater than $15,000,000 and (ii) no Service Provider will receive more than 3 million Performance Shares. Notwithstanding the foregoing limitation, in connection with his or her initial service, a Service Provider may be granted up to an additional 3 million Performance Shares.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion that, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The

Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

15. Performance Goals.

(a) Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including: (i) Cash Position, (ii) Company Free Cash Flow, (iii) Earnings Per Share, (iv) EBITDA, (v) Gross Margin, (vi) Internal Rate of Return, (vii) Net Cash Provided by Operations, (viii) Net Income, (ix) Operating Cash Flow, (x) Operating Expenses, (xi) Operating Income, (xii) Profit Before Tax, (xiii) Return on Assets, (xiv) Return on Equity, (xv) Return on Gross Fixed Assets, (xvi) Return on Investment, (xvii) Return on Sales, (xviii) Revenue, (xix) Revenue Growth, and (xx) Total Stockholder Return. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be (i) measured in absolute terms, (ii) measured in terms of growth, (iii) compared to another company or companies, (iv) measured against the market as a whole and/or according to applicable market indices, (v) measured against the performance of the Company as a whole or a segment of the Company, (vi) measured on a pre-tax or post-tax basis (if applicable), and/or (vii) measured on the basis of generally accepted accounting principles (“GAAP”) or on the basis of non-GAAP metrics consistent with the Company’s practices. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award, which is consistently applied.

(b) Definitions. The following definitions will apply to the Performance Goals, as used herein:

(i) “Cash Position” means the Company’s or a business unit’s level of cash and cash equivalents.

(ii) “Company Free Cash Flow” means as to any Performance Period, the Company’s or a business unit’s Net Cash Provided by Operations less payments for property, plant, and equipment determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(iii) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(iv) “Earnings Per Share” means as to any Performance Period, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(v) “EBITDA” means as to any Performance Period, the Company’s or a business unit’s earnings before interest, depreciation and amortization determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(vi) “Gross Fixed Assets” means as to any Performance Period, the value of the Company’s assets intended for ongoing use in business operations, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(vii) “Gross Margin” means as to any Performance Period, the Company’s or a business unit’s revenue less the cost of goods sold, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(viii) “Internal Rate of Return” means as to any Performance Period, the annualized effective compounded return rate which can be earned on identified invested capital (i.e., the yield on the investment) with respect to the Company or business unit.

(ix) “Net Cash Provided by Operations” means as to any Performance Period, the Company’s or a business unit’s Net Income plus adjustments to reconcile Net Income to Net Cash Provided by Operations, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(x) “Net Income” means as to any Performance Period, the income after taxes of the Company or a business unit for the Performance Period determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xi) “Operating Cash Flow” means as to any Performance Period, the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xii) “Operating Expenses” means the sum of the Company’s or a business unit’s research and development expenses and selling and general and administrative expenses during a Performance Period determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xiii) “Operating Income” means as to any Performance Period, the Company’s or a business unit’s income from operations determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xiv) “Performance Period” means a period of time as the Administrator will determine in its sole discretion.

(xv) “Profit Before Tax” means as to any Performance Period, the Company’s or a business unit’s net sales less all expenses (except for taxes, equity, and minority interest), determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xvi) “Return on Assets” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xvii) “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xviii) “Return on Gross Fixed Assets” means as to any Performance Period, the Company’s or a business unit’s annualized EBITDA divided by the total Gross Fixed Assets determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xix) “Return on Investment” means as to any Performance Period, the benefit (return) of an investment divided by the cost of the investment.

(xx) “Return on Sales” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, revenue, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xxi) “Revenue” means as to any Performance Period, the Company’s or a business unit’s net sales for the Performance Period, determined in accordance with generally accepted accounting principles.

(xxii) “Revenue Growth” means as to any Performance Period, the Company’s or a business unit’s net sales for the Performance Period, determined in accordance with generally accepted accounting principles, compared to the net sales of the immediately preceding quarter.

(xxiii) “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a Share.

16. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence or period of time for a transfer between locations of the Company or between the Company, its Parent, or any Subsidiary. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed 3 months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then 6 months following the 1st day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

17. Transferability.

(a) Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

(b) Prohibition Against an Award Transfer Program. Notwithstanding anything to the contrary in the Plan, in no event will the Administrator have the right to determine and implement the terms and conditions of any Award Transfer Program without stockholder approval.

18. Adjustments Upon Changes in Capitalization, Dissolution, Change in Control.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, split-up, spin-off, combination or reclassification of the Common Stock, repurchase, or exchange of Shares or other securities of the Company, or any other change in the corporate structure of the Company affecting the Shares occurs such that an adjustment is determined by the Board (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of benefits of potential benefits to be made available under the Plan. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Notwithstanding the preceding, the number of Shares subject to any Award will always be a whole number. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Award will lapse as to all such Shares or, with respect to Restricted Stock Units, all Shares will vest, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger or a Change in Control, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all his or her outstanding Options and Stock Appreciation Rights, including Shares as to which it would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, all outstanding Restricted Stock Units will fully vest, and, with respect to Awards with performance-based vesting, all Performance Goals or other vesting criteria will be deemed achieved at 100% of target level and all other terms and conditions met unless otherwise expressly provided for in the Award Agreement. If an Award becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator will notify the Participant in writing or electronically that the Award will be fully vested and exercisable for a period of time determined by the Administrator, and the Award will terminate upon the expiration of such period. For the purposes of this paragraph, the Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted

Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 18(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

19. Tax Withholding.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

20. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right to continuing the Participant’s relationship as a Service Provider with the Company, nor will the Plan or any Award interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

21. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

22. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

23. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

24. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

25. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

26. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

27. Recoupment. The Company is committed to the principle of strong corporate governance and the integrity of its financial statements. In the event that material accounting errors occur that require correction of the Company’s issued financial statements, whether or not such errors result from fraud or intentional misconduct by Executives (as defined below), the intent of this policy is for the Compensation Committee to seek repayment of all cash-based incentive compensation or performance-based equity compensation (“Incentive Compensation”) erroneously paid or granted to the CEO and any of the executives of the Company who report directly to the CEO (collectively, “Executives”) based on the material accounting error, if the amount of such Incentive Compensation would have been lower had the Incentive Compensation been calculated based upon financial statements free of any material accounting errors. In determining whether to pursue such repayment, the Compensation Committee will take into account certain considerations including but not limited to the feasibility and expense of recoupment, any pending legal action, and the passage of time since the occurrence of the accounting error requiring the correction.

Appendix B

BROCADE COMMUNICATIONS SYSTEMS, INC.

2009 DIRECTOR PLAN

(As amended and restated on [            ], 2015)

1. Purposes of the Plan. The purposes of this Plan are to attract the best available personnel for service as Outside Directors of the Company, to provide additional incentive to the Outside Directors of the Company in their performance as Directors, and to encourage their continued service on the Board.

The Plan permits the grant of options and restricted stock units. All options granted hereunder will be nonstatutory stock options.

The Plan originally was effective as of April 15, 2009. The Plan was first amended and restated effective as of April 11, 2013. This amended and restated Plan is effective as of [Date of 2015 Annual Meeting], 2015 (the “2015 Restatement Effective Date”), subject to approval by a majority of the Company’s stockholders that are present in person or by proxy at the Company’s 2015 Annual Meeting of Stockholders.

2. Definitions. As used herein, the following definitions will apply:

(a) “Annual Meeting” means the Company’s annual meeting of stockholders.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options or Restricted Stock Units.

(d) “Board” means the Board of Directors of the Company, or a duly authorized committee of the Board of Directors of the Company.

(e) “Change in Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; or

(ii) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12 month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(e), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(f) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(g) “Common Stock” means the common stock of the Company.

(h) “Company” means Brocade Communications Systems, Inc., a Delaware corporation, or any successor thereto.

(i) “Director” means a member of the Board.

(j) “Disability” means total and permanent disability as defined in section 22(e)(3) of the Code.

(k) “Employee” means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor the payment of a Director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its fair market value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last trading date such closing sales price was reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its fair market value will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported); or

(iii) In the absence of an established market for the Common Stock, the fair market value thereof will be determined in good faith by the Board.

(n) “Inside Director” means a Director who is an Employee.

(o) “Option” means a stock option granted pursuant to the Plan.

(p) “Outside Director” means a Director who is not an Employee.

(q) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(r) “Participant” means the holder of an outstanding Award.

(s) “Plan” means this 2009 Director Plan, as it may be amended from time to time.

(t) “Restricted Stock Unit” or “RSU” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, and granted to a Participant pursuant to Section 6 of the Plan. Each restricted stock unit represents an unfunded and unsecured obligation of the Company.

(u) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(v) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be awarded under the Plan is 3,000,000 Shares (the “Pool”), plus any Shares subject to stock options or similar awards granted under the Company’s 1999 Director Plan that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the Company’s 1999 Director Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to this clause equal to 870,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Lapsed Awards. If an outstanding Award expires or becomes unexercisable without having been exercised in full, or with respect to Restricted Stock Units, is forfeited to the Company due to failure to vest, the unpurchased or forfeited Shares which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan will not be returned to the Plan and will not become available for future distribution under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan.

(c) Full Value Awards. As of the 2015 Restatement Effective Date, an Award of Restricted Stock Units will be counted against the Pool as 2.03 Shares for every 1 Share subject to such Award. To the extent that an Award counted as 2.03 Shares against the Pool at the time of grant pursuant to the preceding sentence is forfeited or repurchased by the Company and returned to the Plan (e.g., upon Award termination), the Plan will be credited with 2.03 Shares that will thereafter be available for future issuance under the Plan.

4. Options.

(a) Administration of Option Grants.

(i) All grants of Options under the Plan will be made in accordance with the provisions of Sections 7 and 8. The Board may, in its sole discretion, provide that one or more Outside Directors are not eligible to receive grants of Options for specified periods of time.

(ii) In the event that any Option granted under the Plan would cause the number of Shares subject to outstanding Options plus the number of Shares previously purchased under Options to exceed the Pool, then the remaining Shares available for Option grant will be granted under Options to the Outside Directors on a pro rata basis. No further grants will be made until such time, if any, as additional Shares become available for grant under the Plan through action of the Board or the stockholders to increase the number of Shares which may be issued under the Plan or through cancellation or expiration of Options previously granted hereunder.

(b) Prohibition Against Repricing. Subject to the provisions of Section 13 of the Plan, without stockholder approval, the terms of any Option may not be amended to reduce the exercise price of the Option or to cancel the Option in exchange for cash, other Awards or Options with an exercise price that is less than the exercise price of the original Option.

5. Exercise of Options.

(a) Procedure for Exercise of an Option; Rights as Stockholder.

(i) Any Option granted hereunder will be exercisable at such times as are set forth in Section 7 or 8, as applicable.

(ii) An Option may not be exercised for a fraction of a Share.

(iii) An Option will be deemed to be exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the terms of the Option) from the person entitled to exercise the Option and (y) full payment for the Shares with respect to which the Option is exercised (together with any applicable tax withholding). Full payment may consist of any consideration and method of payment allowable under Section 11 of the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to any Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 13 of the Plan.

(iv) Exercise of an Option in any manner will result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b) Termination of Continuous Status as a Director. Subject to Section 13, in the event an Participant’s status as a Director terminates (other than upon the Participant’s death or Disability), the Participant may exercise his or her Option, but only within 3 months following the date of such termination, and only to the extent that the Participant was entitled to exercise it on the date of such termination (but in no event later than the expiration of its 7 year term). To the extent that the Participant was not entitled to exercise an Option on the date of such termination, and to the extent that the Participant does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option will terminate.

(c) Disability of Participant. In the event Participant’s status as a Director terminates as a result of Disability, the Participant may exercise his or her Option, but only within 12 months following the date of such termination, and only to the extent that the Participant was entitled to exercise it on the date of such termination (but in no event later than the expiration of its 7 year term). To the extent that the Participant was not entitled to exercise an Option on the date of termination, or if he or she does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option will terminate and the Shares covered by such Option will revert to the Plan.

(d) Death of Participant. If a Participant dies while still a Director, the Participant’s estate or a person who acquired the right to exercise the Option by bequest or inheritance may exercise the Option, but only within 12 months following the date of death, and only to the extent that the Participant was entitled to exercise it on the date of death (but in no event later than the expiration of its 7 year term). To the extent that the Participant was not entitled to exercise an Option on the date of death, and to the extent that the Participant’s estate or a person who acquired the right to exercise such Option does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option will terminate and the Shares covered by such Option will revert to the Plan.

6. Restricted Stock Units.

(a) Procedures for Grants.

All grants of Restricted Stock Units under the Plan will be made in accordance with the provisions of Sections 7 and 8. The Board may, in its sole discretion, provide that one or more Outside Directors are not eligible to receive grants of Restricted Stock Units for specified periods of time.

(b) Form and Timing of Payment. Restricted Stock Units will be settled in Shares, on a one unit for one Share basis. When Shares are paid to the Participant in payment for the Restricted Stock Units, par value ($.001 per share) will be deemed paid by the Participant for each Restricted Stock Unit by services rendered by the Participant. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Board but no later than March 15th of the calendar year following the applicable vesting date.

(c) Cancellation. On the date of Participant’s termination as a Director, all unvested Restricted Stock Units will be forfeited to the Company.

(d) Additional RSU Terms.

(i) Company’s Obligation to Pay. Unless and until the Restricted Stock Units have vested in the manner set forth above, the Participant will have no right to payment of such Restricted Stock Units. Prior to actual payment of Shares upon the vesting of any Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation. Payment of any vested Restricted Stock Units will be made in whole Shares.

(ii) Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

7. Equity Awards.

(a) Option Grants. Unless and until otherwise determined by the Board, no Options will be granted to Directors under the Plan after April 10, 2013.

(b) Annual RSU Grant.

(i) Grant. Each Outside Director, including an Outside Director who first becomes an Outside Director by election at an Annual Meeting, will automatically be granted Restricted Stock Units having a “Value” (as defined below) equal to $200,000 (the “Annual RSU Grant”) annually on the date of the Annual Meeting, provided that such Outside Director continues to be an Outside Director immediately following such Annual Meeting. For purposes of the Plan, “Value” means, with respect to any Award of RSUs, the Fair Market Value of the Shares subject thereto on the grant date of the Award, or such other methodology the Board or the Compensation Committee of the Board may determine prior to the grant of the RSUs becoming effective, as applicable. The amount of RSUs in the Annual RSU Grant will be rounded up to the next whole number if the calculation of Value results in a number that is not a whole number.

(ii) Vesting for Annual Grants. Subject to Section 13, the Annual RSU Grant will vest and become payable as to 100% of the Shares subject to the Annual RSU Grant on the earlier of the 1 year anniversary of the date of grant or the next Annual Meeting, provided that the Director continues to serve as a Director on such date.

(c) Pro-Rated RSU Grant for Outside Directors Appointed Between Annual Meetings. Each individual who first becomes an Outside Director, other than at an Annual Meeting, will automatically be granted Restricted Stock Units having a pro-rated “Value” determined in Section 8 based on the portion of the year remaining from the date of appointment until the next Annual Meeting (“Pro-Rated RSU Grant”). The Pro-Rated RSU Grant will be provided on the date on which such person first becomes an Outside Director. Notwithstanding the foregoing, an Inside Director who ceases to be an Inside Director but who remains a Director will not receive a Pro-Rated RSU Grant.

(i) Vesting for Pro-Rated RSU Grants. Subject to Section 13, the Pro-Rated RSU Grant will vest and become payable as to 100% of the Shares subject to the Pro-Rated RSU on the date of the next Annual Meeting, provided that the Outside Director continues to serve as an Outside Director on such date.

8. Pro Ration Policy for Outside Directors Appointed Between Annual Meetings. An Outside Director who first becomes an Outside Director other than at an Annual Meeting is eligible for a Pro-Rated RSU Grant. The Value of the Pro-Rated RSU Grant for Directors appointed in any calendar month other than the month in which the Annual Meeting is held will be calculated on a pro-rata monthly basis by multiplying $16,667 (1/12th of the Annual RSU Grant) by the number of whole months following the month of appointment until the next Annual Meeting, including the month in which the next Annual Meeting is to be held (assuming for purposes of this forward-looking calculation that the next Annual Meeting will be held in the same calendar month as the mostly recently held Annual Meeting). The Value of the Pro-Rated RSU Grant for Directors appointed during the calendar month in which the Annual Meeting is held will be calculated as follows:

(a) Appointment on the date of the Annual Meeting or after the date of the Annual Meeting but prior to the end of the month in which the Annual Meeting is held: 100% of the Annual RSU Grant.

(b) Appointment prior to the date of the Annual Meeting but in the month in which the Annual Meeting is held: 0% of the Annual RSU Grant.

(c) The number of RSUs in the Pro-Rated RSU Grant will be rounded up to the next whole number if the pro-ration calculation results in a number that is not a whole number. In no event will the amount of a Pro-Rated RSU Grant exceed the amount of an Annual RSU Grant.

9. Eligibility. Awards may be granted only to Outside Directors. All Options will be granted in accordance with the terms set forth in Section 4 hereof. All Restricted Stock Units will be granted in accordance with the terms set forth in Section 6.

The Plan will not confer upon any Participant any right with respect to continuation of service as a Director or nomination to serve as a Director, nor will it interfere in any way with any rights which the Director or the Company may have to terminate the Director’s relationship with the Company at any time.

10. Term of Plan. The Plan will continue in effect until the tenth anniversary of the Plan’s initial effectiveness unless sooner terminated under Section 15 of the Plan.

11. Form of Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, will consist of:

(i) cash;

(ii) check;

(iii) other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised;

(iv) net issue exercise, whereby Participant surrenders an Option at the principal office of the Company (or such other office or agency as the Company may designate) together with a properly completed and executed exercise notice reflecting such election, in which event the Company will issue to the Participant that number of Shares computed using the following formula:

X	=	Y (A - B)
A

Where:

X=	the number of Shares to be issued to Participant;

Y=	the number of Shares subject to the Option or, if only a portion of the Option is being exercised, the portion of the Option being cancelled (at the date of such calculation);

A=	the Fair Market Value of one Share (at the date of such calculation);

B=	the exercise price per Share of the Option (as adjusted to the date of the calculation);

(v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; or

(vi) any combination of the foregoing methods of payment.

12. Non-Transferability of Awards. Except as described in the Award Agreements, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. Upon any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of an Award, the Award immediately will become null and void.

13. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per Share covered by each such outstanding Award will be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company will not be deemed to have been “effected without receipt of consideration”; provided, further, that the number of Shares subject to subsequently granted Pro-Rated RSU Grants, and Annual RSU Grants will not be proportionately adjusted. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number or price of Shares subject to an Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option has not been previously exercised or a Restricted Stock Unit has not vested, it will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control.

(i) In the event of a Change in Control, outstanding Awards may be assumed or equivalent Awards may be substituted by the successor corporation or a Parent or Subsidiary thereof (the “Successor Corporation”). If an Award is assumed or substituted for, the Award or equivalent award will continue to be exercisable or vest as provided in Section 7, as applicable, for so long as the Participant serves as a Director or a director of the Successor Corporation. Following such assumption or substitution, if the Participant’s status as a Director or director of the Successor Corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, the Award or award will become fully exercisable, including as to Shares for which it would not otherwise be exercisable. Thereafter, the Award or award will remain exercisable in accordance with Sections 5(b) through (d) above.

(ii) If the Successor Corporation does not assume an outstanding Option or substitute for it an equivalent option, the Option will become fully vested and exercisable, including as to Shares for which it would not otherwise be exercisable. In such event the Board will notify the Participant that the Option will be fully exercisable for a period of 30 days from the date of such notice, and upon the expiration of such period the Option will terminate. If the Successor Corporation does not assume an outstanding grant of Restricted Stock Units or substitute for it an equivalent award, the grant of Restricted Stock Units will vest immediately prior to the consummation of the applicable transaction.

(iii) For the purposes of this Section 13(c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares). If such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, or upon the payout of a Restricted Stock Unit, for each Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

14. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend, or discontinue the Plan. For example, but not by way of limitation, the Board may amend the provisions of Sections 7 and 8 regarding the number, type and timing of awards to be granted in the future (subject to Section 15). No amendment, alteration, suspension, or discontinuation will be made which would impair the rights of any Participant under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with Applicable Laws, the Company will obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

(b) Effect of Amendment or Termination. Any such amendment or termination of the Plan will not affect Awards already granted and such Awards will remain in full force and effect as if this Plan had not been amended or terminated.

15. Limit on Granting of Awards. Notwithstanding any contrary provision of the Plan, during any fiscal year of the Company, no Outside Director may be granted Awards having a total value (calculated as of the date of grant) greater than $750,000. For this purpose, value for an Option will mean the grant date fair value of the Option using the valuation methodology used by the Company in its financial statements for that fiscal year and value for RSUs will mean the grant date Fair Market Value of the Shares covered by the RSU.

16. Conditions Upon Issuance of Shares.

(a) Shares will not be issued under any Award unless the issuance and delivery of such Shares pursuant thereto, and in the case of an Option, the exercise of such Option, will comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

(c) Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

17. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

18. Award Agreement. Awards will be evidenced by written award agreements in such form as the Board will approve.

19. Stockholder Approval. The amended and restated Plan will be subject to approval by the stockholders of the Company at the Company’s 2015 Annual Meeting. Such stockholder approval will be obtained in the degree and manner required under Applicable Laws.

20. No Guarantee of Continued Service. The Plan will not confer upon any Participant any rights with respect to continuation of service as a Director or other service provider to the Company or nomination to serve as a Director, nor will it interfere in any way with any rights which the Director of the Company may have to terminate the Director’s relationship with the Company at any time.

21. Administration of the Plan. It shall be the duty of the Board to administer the Plan in accordance with the Plan’s provisions. The Board shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) prescribe the terms and conditions of the Awards, (b) interpret the Plan and the Awards, (c) adopt such procedures and subplans as are necessary or appropriate for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws, (d) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (e) interpret, amend or revoke any such rules.

MAP AND DIRECTIONS TO BROCADE COMMUNICATIONS SYSTEMS, INC.

Brocade Communications Systems, Inc.

130 Holger Way

San Jose, CA 95134

From San Francisco — Traveling South on Interstate 280

•	South on Interstate 280 and take the Highway 85 N exit toward Mountain View.

•	Take the 237 E exit towards Alviso/Milpitas.

•	Take the North First Street exit, and turn left onto North First Street.

•	Turn left at Holger Way.

•	Turn left into the Brocade parking garage at 130 Holger Way.

From San Francisco — Traveling South on Highway 101

•	South on Highway 101 and take the Highway 237 E exit toward Alviso/Milpitas.

•	Take the North First Street exit, and turn left onto North First Street.

•	Turn left at Holger Way.

•	Turn left into the Brocade parking garage at 130 Holger Way.

From San Jose — Traveling North on Highway 101

•	North on Highway 101 and take Interstate 880 N toward Oakland.

•	Take the Montague Expressway W exit and merge onto Montague Expressway.

•	Turn right at North First Street.

•	Turn right at Holger Way.

•	Turn left into the Brocade parking garage at 130 Holger Way.

Shareowner ServicesSM
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below:  ☐

COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR each of the Nominees Listed in Proposal 1, a Vote FOR

Proposals 2, 3, 4, and 5, and a vote AGAINST Proposal 6.

1.	Election of directors:

		FOR	AGAINST	ABSTAIN

	01 Judy Bruner	☐	☐	☐

	02 Lloyd A. Carney	☐	☐	☐

	03 Renato A. DiPentima	☐	☐	☐

	04 Alan L. Earhart	☐	☐	☐

	05 John W. Gerdelman	☐	☐	☐

	06 Dave House	☐	☐	☐

	07 L. William Krause	☐	☐	☐

	08 David E. Roberson	☐	☐	☐

	09 Sanjay Vaswani	☐	☐	☐

2.	Nonbinding advisory resolution to approve executive compensation	☐	For	☐	Against	☐	Abstain

3.	Approval of the amendment and restatement of the 2009 Stock Plan	☐	For	☐	Against	☐	Abstain

4.	Approval of the amendment and restatement of the 2009 Director Plan	☐	For	☐	Against	☐	Abstain

5.	Ratification of the appointment of KPMG LLP as the independent registered public accountants of Brocade Communications Systems, Inc. for the fiscal year ending October 31, 2015	☐	For	☐	Against	☐	Abstain

6.	Stockholder proposal to adopt an incentive compensation recoupment policy	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

BROCADE COMMUNICATIONS SYSTEMS, INC.

ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, April 7, 2015

2:00 p.m. Pacific Time

Brocade’s Corporate Headquarters

130 Holger Way

San Jose, California 95134

Brocade Communications Systems, Inc. 130 Holger Way San Jose, California 95134	Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 7, 2015.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the Nominees listed in Proposal 1, “FOR” Proposals 2, 3, 4 and 5, and “AGAINST” Proposal 6.

By signing the proxy, you revoke all prior proxies and appoint Dave House, Lloyd A. Carney, Ellen A. O’Donnell and Daniel W. Fairfax and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.proxypush.com/brcd	1-866-883-3382

Use the Internet to vote your proxy until 11:59 p.m. (Eastern Time) on April 6, 2015.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (Eastern Time) on April 6, 2015.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.